Filed Pursuant to Rule 424(b)(5)
Registration No. 333-271711

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 8, 2023)

Schlumberger Investment S.A.

$500,000,000 4.500% Senior Notes due 2028

$500,000,000 4.850% Senior Notes due 2033

Fully and unconditionally guaranteed by

Schlumberger Limited

Schlumberger Investment S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office located at 5, Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 163.122 (the “Company”) is offering U.S.$500,000,000 principal amount of its 4.500% Senior Notes due 2028 (the “2028 Notes”) and U.S.$500,000,000 principal amount of its 4.850% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”).

The 2028 Notes will bear interest at a rate of 4.500% per year. The 2033 Notes will bear interest at a rate of 4.850% per year. We will pay interest on the Notes semi-annually on May 15 and November 15 of each year, beginning on November 15, 2023.

The Notes will be fully and unconditionally guaranteed (the “guarantees”) on a senior unsecured basis by Schlumberger Limited (the “Guarantor”), the ultimate parent company of the Company. The guarantees will be the unsecured and unsubordinated obligations of the Guarantor and will rank equally with the Guarantor’s other unsecured and unsubordinated indebtedness from time to time outstanding.

The Company may redeem some or all of the Notes at any time and from time to time at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest to the redemption date.

The Notes will be the unsecured and unsubordinated obligations of the Company and will rank equally with its other unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2028 Note	Per 2033 Note	Total
Public Offering Price(1)	99.810%	99.914%	$998,620,000
Underwriting Discount	0.350%	0.450%	$4,000,000
Proceeds to the Company (before expenses)	99.460%	99.464%	$994,620,000

(1)	Plus accrued interest on the Notes, if any, from May 15, 2023 to the date of delivery.

The underwriters expect to deliver the Notes to purchasers against payment on or about May 15, 2023, solely in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank SA/ NV, as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

BofA Securities	Deutsche Bank Securities	MUFG

BBVA	BNP PARIBAS	J.P. Morgan	SOCIETE GENERALE

Co-Managers
HSBC	Natixis	Standard Chartered Bank	UniCredit Capital Markets

May 8, 2023

Prospectus Supplement

Prospectus

S-i

As used in this prospectus supplement, unless otherwise stated or the context otherwise requires:

•	the “Company” refers to Schlumberger Investment S.A., as defined on the first page of this prospectus supplement;

•	the “Guarantor” refers to Schlumberger Limited, the ultimate parent of the Company;

•	the “SLB Group” or “SLB” refers to Schlumberger Limited and its consolidated subsidiaries, including the Company; and

•	“we,” “us” and “our” and similar expressions refer to the SLB Group, including the Company, except when used in connection with the “Notes,” in which case these terms refer solely to the Company.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the Notes. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. If the description of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any related free writing prospectus. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of such documents only. The business, properties, assets, results of operations, financial position or prospects of the Company and the Guarantor may have changed since that date. Neither the delivery of this prospectus supplement nor of the accompanying prospectus, nor any sale made thereunder, will imply that the information herein is correct as of any date subsequent to the date on the cover of such documents. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein include “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Similarly, statements that describe future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurances that such expectations will prove to have been correct.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” in the documents incorporated by reference herein, could affect the future results of the energy industry in general, and the Company and the Guarantor in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements: the SLB Group’s financial and performance targets and other forecasts or expectations regarding, or dependent on, its business outlook; growth for the SLB Group as a whole and for each of its Divisions (and for specified business lines, geographic areas or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by the SLB Group and the oil and gas industry; the business strategies of the SLB Group, including digital and “fit for basin,” as well as the strategies of its customers; the SLB Group’s effective tax rate; the SLB Group’s Asset Performance Solutions projects, joint ventures, and other alliances; the SLB Group’s response to the COVID-19 pandemic and its preparedness for other widespread health emergencies; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity, including free cash flow; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by the SLB Group’s customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of the SLB Group’s customers and suppliers; the SLB Group’s inability to achieve its financial and performance targets and other forecasts and expectations; the SLB Group’s inability to achieve its net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; changes in monetary policy by governments; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays or cancellations; challenges in the SLB Group’s supply chain; production declines; the extent of future charges; the SLB Group’s inability to recognize efficiencies and other intended benefits from its business strategies and initiatives, such as digital or new energy, as well as its cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this prospectus supplement and in the Guarantor’s filings with the SEC. All subsequent written and oral forward-looking statements attributable to the Company or the Guarantor or to persons acting on their behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements except as required by law.

S-iii

SUMMARY

This summary may not contain all of the information that may be important to you. You should read this summary together with this entire prospectus supplement and the accompanying prospectus and the documents that we have incorporated herein by reference, including the “Risk Factors” section of this prospectus supplement, the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023.

Business

We are SLB. In October 2022, we announced our brand which is built around a new name—SLB—and a logo that underscores our vision for a decarbonized energy future. This move affirmed our transformation from the world’s largest oilfield services company to a global technology company focused on driving energy innovation. The SLB brand builds on nearly a century of technology innovation and industrialization expertise in the energy services industry—continuing to drive innovation, decarbonization and performance for the oil and gas industry while increasing our focus on low- and zero-carbon energy technology solutions. Our new identity symbolizes SLB’s commitment to moving farther and faster in facilitating the world’s energy needs today and forging the road ahead for a sustainable future.

SLB is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition.

SLB is organized under four Divisions that combine and integrate SLB’s technologies, enhancing our ability to support the emerging long-term growth opportunities in each of these market segments. The four Divisions are Digital & Integration, Reservoir Performance, Well Construction, and Production Systems.

The Divisions operate through the geographical structure of four Basins that are aligned with critical concentrations of activity: Americas Land, Offshore Atlantic, Middle East & North Africa, and Asia. The Basins are configured around common regional characteristics that enable us to deploy fit-for-purpose technologies, operating models and skills to meet the specific customer needs in each Basin and are focused on agility, responsiveness, and competitiveness. The Basins are organized into GeoUnits, which can be a single country or made up of several countries. With a strong focus on customers, the Basins identify opportunities for growth.

Supporting the Divisions is a global network of research and development centers. Through these centers we advance SLB’s technology programs to enhance industry efficiency, lower finding and producing costs, improve productivity, maximize reserve recovery, and increase asset value safely, securely, and sustainably.

About the Guarantor

The Guarantor was founded in 1926 and is incorporated under the laws of Curaçao. The Guarantor is the ultimate parent of the Company.

The Guarantor has executive offices in Paris, Houston, London and The Hague. The principal U.S. market for the Guarantor’s common stock is the New York Stock Exchange, where it is traded under the symbol “SLB.”

About the Company

Legal and organizational status

Schlumberger Investment S.A. is a public limited liability company (société anonyme) incorporated in 2011 under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 163.122. The Company’s registered office is at 5, Place de la Gare, L-1616 Luxembourg and its telephone number is +352 284 878 1045.

The Company is part of the SLB Group and all shares of the Company are owned indirectly by the Guarantor.

Activities

The Company has no subsidiaries, and its principal activities are debt issuance and intercompany group financing.

THE OFFERING

The following summary contains basic information about the Notes. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes,” including those subsections to which we have referred you below.

Issuer	Schlumberger Investment S.A., as defined on the first page of this prospectus supplement.

Guarantor	Schlumberger Limited.

Notes Offered	U.S.$500,000,000 principal amount of 4.500% Senior Notes due 2028.

U.S.$500,000,000 principal amount of 4.850% Senior Notes due 2033.

Maturity Date	The 2028 Notes will mature on May 15, 2028.

The 2033 Notes will mature on May 15, 2033.

Interest	The 2028 Notes will bear interest at 4.500% per annum.

The 2033 Notes will bear interest at 4.850% per annum.

Interest Payment Dates	Interest on the Notes will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2023.

Guarantees	The Guarantor will fully and unconditionally guarantee the principal of, and any premium and interest on, the Notes and the Company’s obligations under the indenture, as described under “Description of the Notes—Guarantees.”

The Notes will not be guaranteed by any of the Guarantor’s subsidiaries.

Minimum Denomination	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Optional Redemption	At any time prior to April 15, 2028, (one month prior to the maturity date of the 2028 Notes), in the case of the 2028 Notes, and February 15, 2033, (three months prior to the maturity date of the 2033 Notes), in the case of the 2033 Notes, we may redeem some or all of the Notes of the applicable series at the applicable “make whole” redemption price described in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

At any time on or after April 15, 2028, in the case of the 2028 Notes, and February 15, 2033, in the case of the 2033 Notes, we may redeem some or all of the Notes of the applicable series at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”

Optional Tax Redemption	In the event that, as a result of certain tax law changes, the Company (or the Guarantor) becomes obligated to pay additional amounts as described under “Description of the Notes—Additional Amounts,” the Company (or the Guarantor) may redeem all of the Notes of a series prior to maturity at a redemption price equal to

100% of their principal amount plus accrued interest to the date of redemption as described under “Description of the Notes—Redemption upon Changes in Tax Law.”

Payment of Additional Amounts	Any payments made by the Company, or the Guarantor under the Guarantees, will be made without withholding or deduction for taxes imposed by any jurisdiction in which the Company or the Guarantor is incorporated, organized or resident for tax purposes or through which a payment is made on the Notes on their behalf, except as required by law. If any such withholding or deduction is required with respect to Notes of a series, the Company (or the Guarantor, if applicable) will pay, subject to certain exceptions, additional amounts necessary so that the net amount received by the beneficial owners after the withholding is not less than the amount that they would have received in the absence of the withholding.

For more information on additional amounts and the situations in which the Company may be required to pay additional amounts, see “Description of the Notes—Additional Amounts.”

Ranking	The Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company.

The Guarantees will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Guarantor.

See “Description of the Notes—Ranking of the Notes and Guarantees.”

Certain Covenants	The Company will issue the Notes under an indenture with The Bank of New York Mellon, as trustee, as supplemented by one or more supplemental indentures (as supplemented, the “Indenture”). The Indenture will, among other things, restrict the ability of the Guarantor, the Company and the Guarantor’s other subsidiaries to:

• incur indebtedness secured by liens on specified restricted properties; and

• consolidate or merge under specific circumstances.

For more details, see “Description of the Notes—Certain Covenants.”

Use of Proceeds	We intend to use the net proceeds from the offering to repay certain commercial paper borrowings and a portion of our outstanding 3.65% senior notes due 2023 (the “2023 notes”). Following the repayment of the commercial paper borrowings, we intend to invest any remaining net proceeds prior to repaying the 2023 notes in the second half of 2023.

Absence of a Public Market for the Notes	The Notes are new securities and there is currently no existing market for the Notes. Accordingly, there can be no assurances as to the development or liquidity of any market for the Notes.

Further Issuances	The Company may, from time to time, without notice to or the consent of the registered holders of the Notes of a series, create and issue additional Notes of such series having the same terms as, and ranking equally and ratably with, any of the outstanding Notes of such series in all respects. Such additional Notes will also be fully and unconditionally guaranteed by the Guarantor (on the same terms and with the same ranking as the Guarantee for such series of Notes). See “Description of the Notes—Further Issuances.”

Assumption by a Subsidiary	Any subsidiary of the Guarantor may, at its option, assume the obligations of the Company as the issuer of the Notes and the Company will be released from its liability as obligor under the Notes. See “Description of the Notes—Assumption by a Subsidiary.” For a description of U.S. federal income tax considerations related to these provisions, see “U.S. Federal Income Tax Considerations.”

Governing Law	The Indenture, including the Guarantees contained therein, and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. The application of the provisions of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, is hereby expressly excluded.

Trustee, Registrar, Paying Agent and Transfer Agent	The Bank of New York Mellon.

RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, before making a decision to invest in the Notes. If any of the matters included in the “Risk Factors” sections were to occur, the SLB Group’s business, properties, assets, financial condition, results of operations, cash flows or prospects could be materially adversely affected. Additional risks and uncertainties not currently known to the SLB Group or that the SLB Group currently deems immaterial may also adversely affect the SLB Group’s business, reputation, financial condition, results of operations, cash flows and prospects.

The Company’s and the Guarantor’s ability to service their debt depends on the SLB Group’s future performance, which may not generate cash required to service their debt.

The Company’s ability to make scheduled payments on the Notes depends on the SLB Group’s future operating and financial performance and ability to generate cash. This will be affected by the SLB Group’s ability to successfully implement its business strategy, as well as by general economic, financial, competitive, regulatory, technical and other factors beyond its control. If the SLB Group cannot generate sufficient cash to meet its debt service obligations or fund its other business needs, the Company or the Guarantor may, among other things, need to refinance all or a portion of its obligations, including the Notes or the Guarantees, obtain additional financing, delay planned acquisitions or capital expenditures, or sell assets. No assurance can be given that the Company or the Guarantor will be able to generate sufficient cash through any of the foregoing. If the Company and the Guarantor are not able to refinance any of their debt, obtain additional financing or sell assets on commercially reasonable terms or at all, they may not be able to satisfy their obligations with respect to their debt, including the Notes and the Guarantees.

The Notes and the Guarantees will be subordinated to any secured indebtedness of the Company and the Guarantor.

The Notes will be unsecured and unsubordinated obligations of the Company and will rank pari passu in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company, if any. The Guarantees will be the unsecured and unsubordinated obligation of the Guarantor and will rank pari passu in right of payment to all other existing and future unsecured and unsubordinated indebtedness of the Guarantor, and senior in right of payment to all subordinated indebtedness of the Guarantor, if any. However, the Notes and the Guarantees will be effectively subordinated to any secured obligations of the Company and the Guarantor to the extent of the assets serving as security therefor. In bankruptcy, the holder of a security interest with respect to any assets of the Company or the Guarantor would be entitled to have the proceeds of such assets applied to the payment of such holder’s claim before the remaining proceeds, if any, are applied to the claims of the holders of the Notes.

The Guarantees and the Notes will be structurally subordinated to the obligations of the Guarantor’s subsidiaries other than the Company.

The Guarantor currently conducts its operations through its subsidiaries. The Company currently has no subsidiaries, and its principal activities are debt issuance and intercompany group financing. Accordingly, the Guarantor’s ability to meet its obligations, including payment of principal and interest (including any additional amounts), on the Guarantees, depends on earnings and cash flows of its subsidiaries and the ability of its subsidiaries to pay dividends or advance or repay funds to it. In addition, any of the Guarantor’s rights (including the rights of the holders of the Notes) to participate in the assets of any of its subsidiaries (other than the Company) upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent that the Guarantor may itself be a creditor of that subsidiary), including that subsidiary’s trade creditors and the Guarantor’s creditors who have obtained guarantees from such subsidiaries.

As a result, the Guarantees will be structurally subordinated to the obligations and liabilities of all of the Guarantor’s subsidiaries (other than the Company’s obligations and liabilities with respect to the Notes). As of March 31, 2023, the Guarantor had accounts payable and accrued liabilities of approximately U.S.$8.7 billion. In addition, the Indenture governing the Notes will permit the Guarantor’s subsidiaries, including the Company, to incur additional indebtedness, including an unlimited amount of unsecured indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by its subsidiaries.

There is currently no trading market for the Notes and an active trading market for the Notes may not develop, in which case you may not be able to resell the Notes.

There is no existing trading market for the Notes and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active or liquid trading market for the Notes may not develop, or if one does develop, it may not be sustained. Future liquidity will depend on, among other things, the number of holders of the Notes, the Company’s and the Guarantor’s financial performance, the market for similar securities and the interest of securities dealers in making a market in the Notes. In addition, changes in the overall market for investment grade securities and changes in the Company’s or the Guarantor’s financial performance or in the markets where we operate may adversely affect the liquidity of the trading market in the Notes and the market price quoted for the Notes. The market, if any, for the Notes may be subject to disruptions that may cause substantial volatility in their prices. Any disruptions may have an adverse effect on the holders of the Notes.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

The Company is organized under the laws of Luxembourg and does not have any assets in the United States. It is anticipated that some or all of the directors of the Company will be nonresidents of the United States and that all or a majority of their assets will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the Company or its directors, or to enforce any judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, the Company cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in Luxembourg.

USE OF PROCEEDS

We estimate that the net proceeds (after deducting the underwriting discount and the estimated expenses of the offering payable by us) from the sale of the Notes will be approximately U.S.$992,820,000. We intend to use the net proceeds from the offering to repay certain commercial paper borrowings and a portion of our outstanding 2023 notes. Following the repayment of the commercial paper borrowings, we intend to invest any remaining net proceeds prior to repaying the 2023 notes in the second half of 2023.

At March 31, 2023, we had U.S.$1,500,000,000 aggregate principal amount of 2023 notes outstanding, which will mature on December 1, 2023. At March 31, 2023, we had committed credit facility agreements with commercial banks aggregating U.S.$5.75 billion, of which U.S.$5.19 billion was available and unused. These committed facilities support commercial paper programs in the United States and Europe, of which U.S.$0.75 billion matures in February 2024, U.S.$2.0 billion matures in February 2025, U.S.$1.0 billion matures in July 2026 and U.S.$2.0 billion matures in February 2027. Borrowings under the commercial paper programs at March 31, 2023 were U.S.$559 million. We also have a €750 million three-year committed revolving credit facility maturing in June 2024. At March 31, 2023, no amounts had been drawn under this facility. Interest rates and other terms of borrowing under these lines of credit vary by facility.

Certain affiliates of the underwriters may be holders of our 2023 notes or commercial paper. As a result of the anticipated use of proceeds here, one or more affiliates of the underwriters may receive a portion of the net proceeds from the offering of the Notes offered hereby in the form of the repayment of indebtedness. Accordingly, the offering of the Notes is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied. See “Underwriting (Conflicts of Interest).”

DESCRIPTION OF THE NOTES

Schlumberger Investment S.A. (the “Company”) is offering U.S.$500,000,000 principal amount of its 4.500% Senior Notes due 2028 (the “2028 Notes”) and U.S.$500,000,000 principal amount of its 4.850% Senior Notes due 2033 (the “2033 Notes” and, together with the 2028 Notes, the “Notes”). The Notes are to be issued under an indenture, dated December 3, 2013, as supplemented by the second supplemental indenture, dated June 26, 2020, and a supplemental indenture to be dated as of the closing date of this offering (as supplemented, the “Indenture”), among the Company, Schlumberger Limited, as guarantor (the “Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”). When we refer to the Indenture, we are referring to such indenture, as so supplemented, unless the context requires otherwise. The Guarantor will fully and unconditionally guarantee the Notes under a guarantee contained in the Indenture (the “Guarantees”). The terms of the Notes include those stated in the Indenture. Copies of the Indenture are available as set forth under “Where You Can Find More Information.”

The Indenture does not limit the amount of debt that may be issued thereunder. The Company may issue debt securities from time to time under the Indenture in separate series (each, a “series”), each up to the aggregate principal amount authorized by the Company for such series. The Notes will constitute two series of debt securities under the Indenture.

As used in this “Description of the Notes,” the terms “we,” “us” and “our” and similar expressions refer to the Company; and the term “Guarantor” refers to our parent company, the Guarantor, and not to any of its subsidiaries, in each case unless otherwise stated or the context otherwise requires.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Certain defined terms used in this description but not defined below have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General Terms of the 2028 Notes

The 2028 Notes are initially issuable in an aggregate principal amount of U.S.$500,000,000 and will mature on May 15, 2028. Interest on the 2028 Notes will be payable in U.S. dollars at the office of the Paying Agent in the Borough of Manhattan, the City of New York, New York, or, at the Company’s option, by check mailed to the address of the registered holder or, with respect to any global 2028 Note or upon application by the holder of a definitive, non-global 2028 Note to the specified office of any Paying Agent not less than 15 days before the due date of any payment, by wire transfer to a U.S. dollar account. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. At final maturity, 100% of the principal amount of the 2028 Notes then maturing will be due and payable, plus accrued and unpaid interest to the applicable maturity date.

The Company may create and issue additional 2028 Notes under the Indenture with the same terms as the 2028 Notes offered hereby (other than the date of issuance and in certain circumstances the date from which interest thereon will begin to accrue). The 2028 Notes issued by the Company and any additional 2028 Notes subsequently issued by the Company under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. See “—Further Issuances.”

The 2028 Notes will be issued only in registered form without interest coupons, in minimum denominations of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof.

The 2028 Notes will bear interest at 4.500% per annum. Interest on the 2028 Notes will accrue from May 15, 2023 and will be payable by the Company on May 15 and November 15 of each year, beginning on November 15, 2023 to the person in whose name such 2028 Note is registered, subject to certain exceptions as provided in the Indenture, at the close of business on the April 30 and October 31 immediately preceding such interest payment date (whether or not a business day).

The 2028 Notes are not subject to any mandatory redemption or any sinking fund provision.

General Terms of the 2033 Notes

The 2033 Notes are initially issuable in an aggregate principal amount of U.S.$500,000,000 and will mature on May 15, 2033. Interest on the 2033 Notes will be payable in U.S. dollars at the office of the Paying Agent in the Borough of Manhattan, the City of New York, New York, or, at the Company’s option, by check mailed to the address of the registered holder or, with respect to any global 2033 Note or upon application by the holder of a definitive, non-global 2033 Note to the specified office of any Paying Agent not less than 15 days before the due date of any payment, by wire transfer to a U.S. dollar account. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. At final maturity, 100% of the principal amount of the 2033 Notes then maturing will be due and payable, plus accrued and unpaid interest to the applicable maturity date.

The Company may create and issue additional 2033 Notes under the Indenture with the same terms as the 2033 Notes offered hereby (other than the date of issuance and in certain circumstances the date from which interest thereon will begin to accrue). The 2033 Notes issued by the Company and any additional 2033 Notes subsequently issued by the Company under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions. See “—Further Issuances.”

The 2033 Notes will be issued only in registered form without interest coupons, in minimum denominations of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof.

The 2033 Notes will bear interest at 4.850% per annum. Interest on the 2033 Notes will accrue from May 15, 2023 and will be payable by the Company on May 15 and November 15 of each year, beginning on November 15, 2023 to the person in whose name such 2033 Note is registered, subject to certain exceptions as provided in the Indenture, at the close of business on the April 30 and October 31 immediately preceding such interest payment date (whether or not a business day).

The 2033 Notes are not subject to any mandatory redemption or any sinking fund provision.

Guarantees

The Guarantor will fully and unconditionally guarantee the due and punctual payment of the principal of, and any premium and interest on, the Notes, and all other amounts payable under the Indenture when and as they become due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the Indenture. The Notes will not be guaranteed by any of the Guarantor’s subsidiaries.

The Guarantor will:

•

agree that, if an Event of Default occurs under a series of Notes, its obligations under the applicable Guarantee will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the Indenture or any supplement thereto; and

•

waive its right to require the Trustee or the holders of such series of Notes to pursue or exhaust their legal or equitable remedies against the Company before exercising their rights under the applicable Guarantee.

Ranking of the Notes and Guarantees

The Notes will be:

•	senior unsecured obligations of the Company and will rank equally and ratably with all of the Company’s other unsecured and unsubordinated indebtedness; and

•	guaranteed on a senior unsecured basis by the Guarantor, which Guarantees will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Guarantor.

Additional Amounts

All payments made by the Company under or with respect to the Notes, or by the Guarantor with respect to the Guarantees, will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”) unless the withholding or deduction of such Taxes is then required by law or by interpretation or administration of law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Company (or a successor), or the Guarantor (or a successor), is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made or deemed made by or on behalf of the Company, or the Guarantor (including the jurisdiction of any Paying Agent for the Notes) or any political subdivision thereof or therein (each of clauses (1) and (2), a “Relevant Tax Jurisdiction”) will at any time be required to be made from any payments made or deemed made by or on behalf of the Company under or with respect to the Notes, as applicable, or the Guarantor under or with respect to the Guarantees, including payments of principal, redemption price, interest or premium, the Company or the Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the Notes after such withholding, deduction or imposition (including any such withholding, deduction or imposition from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)

any Taxes, to the extent such Taxes would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of such Notes or Guarantees, as applicable, and the Relevant Tax Jurisdiction (including, without limitation, being or having been a national, resident or citizen of, being or having been engaged in a trade or business in, being or having been physically present in, or having or having had a permanent establishment in, such jurisdiction for Tax purposes), other than the holding of such Note, the enforcement of rights under such Note or under the applicable Guarantee or the receipt of any payments in respect of such Note or Guarantee;

(2)

any Taxes, to the extent such Taxes were imposed as a result of the presentation of such Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(3)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4)

any Tax imposed on or with respect to any payment by the Company or the Guarantor to the holder if such holder is a fiduciary, partnership, limited liability company or other person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Note;

(5)	any Taxes withheld deducted or imposed pursuant to the Luxembourg law of 23 December 2005, as amended from time to time;

(6)

Taxes imposed on or with respect to a payment made to a holder of such Note who would have been able to avoid such withholding or deduction by presenting such Note (where presentation is required) to another paying agent;

(7)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, such Notes or the applicable Guarantee;

(8)

any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of such Note to comply with any written request of the Company or the Guarantor to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of the Relevant Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in such Relevant Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally entitled to provide such certification or documentation;

(9)

any Taxes imposed, deducted or withheld pursuant to section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to sections 1471 through 1474 of the Code, in each case, as of the date of the original issuance of the Notes (the “Issue Date”) (and any amended or successor version that is substantively comparable), any current or future regulations or agreements thereunder, official interpretations thereof or any law implementing an intergovernmental agreement relating thereto; or

(10)	any combination of items (1) through (9) above.

In addition to the foregoing, the Company and the Guarantor, as the case may be, will also pay and indemnify the beneficial owner for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) which are levied by a Relevant Tax Jurisdiction on the execution, delivery, issuance, or registration of its Notes, or the Indenture, Guarantees or any other document or instrument referred to therein, except in the case of Luxembourg, any registration duties (droits d’enregistrement) that would become payable upon a voluntary registration made by any party in Luxembourg of the Notes, the Indenture, Guarantees or any other document or instrument referred to therein.

If the Company or the Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to its Notes, or the Guarantees, the Company or the Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises fewer than 45 days prior to that payment date, in which case the Company or the Guarantor will notify the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate(s) must also set forth any other information reasonably necessary to enable the Paying Agents to pay such Additional Amounts to holders on the relevant payment date. The Trustee will be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

The Company or the Guarantor, as the case may be, will make all withholdings and deductions required by law in respect of its Notes, and will remit the full amount deducted or withheld to the applicable Tax authority in accordance with applicable law. The Company or the Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld. Upon reasonable written request, the Company or the Guarantor will furnish to the Trustee (or to a holder or beneficial owner upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or the Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the Trustee) by such entity.

Whenever in the Indenture or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes of a series or the applicable Guarantee, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the Indenture, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor person to the Company or the Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which payment is made by or on behalf of such person on the Notes (or the Guarantees) and any political subdivision thereof or therein.

Notwithstanding any provision herein or in the Indenture, the Notes or the Guarantees to the contrary, none of the Trustee, the Registrar, any transfer agent or any Paying Agent will be required to determine the identity of a beneficial owner or be liable for any determination thereof by the Company or the Guarantor.

Optional Redemption

At any time prior to the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, we may, at our option, redeem the Notes of such series, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, in the case of the 2028 Notes, and 25 basis points, in the case of the 2033 Notes, less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

At any time on or after the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, we may, at our option, redeem such series of Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such series of Notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date.

“2028 Par Call Date” means April 15, 2028.

“2033 Par Call Date” means February 15, 2033.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate will be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and will interpolate to the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, as applicable. If there is no United States Treasury security maturing on the 2028 Par Call Date, in the case of the 2028 notes, and the 2033 Par Call Date, in the case of the 2033 Notes, but there are two or more United States Treasury securities with a maturity date equally distant from the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, one with a maturity date preceding the 2028 Notes, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, and one with a maturity date following the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, the Company will select the United States Treasury security with a maturity date preceding the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes. If there are two or more United States Treasury securities maturing on the 2028 Par Call Date, in the case of the 2028 Notes, and the 2033 Par Call Date, in the case of the 2033 Notes, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

For the avoidance of doubt, the Trustee shall have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption under the Indenture. The Company’s actions and determinations in determining the redemption price will be conclusive and binding for all purposes, absent manifest error.

Redemption Upon Changes in Tax Law

The Company or the Guarantor may redeem either series of Notes, in whole but not in part, at its discretion at any time upon giving not fewer than 10 nor more than 60 days’ prior notice to the holders of such Notes (which notice will be irrevocable), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to (but not including) the date fixed by the Company or the Guarantor, as applicable, for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of such Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of such Notes, the Company or the Guarantor, as applicable, is or would be required to pay Additional Amounts, and the Company or the Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it (but not including substitution of the obligor of the Notes and, for avoidance of doubt, in the case of the Guarantor, by causing the payment to be made by the Company), and the requirement arises as a result of:

(1)

any amendment to, or change in, or change in the enforcement or interpretation of, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction which change or amendment becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date), or

(2)

any amendment to, or change in, an official interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment, order by a court of competent jurisdiction, action taken by any legislative body or taxing authority, or a change in published administrative practice) which amendment or change becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date).

Neither the Company nor the Guarantor, as applicable, will give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company or the Guarantor, as applicable, would be obligated to make such payment or withholding if a payment in respect of the Notes was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to giving any notice of redemption of the Notes pursuant to the foregoing, the Company or the Guarantor, as applicable, will deliver to the Trustee an opinion of independent tax counsel to the effect that there has been such amendment or change which would entitle the Company or the Guarantor to redeem such Notes hereunder. In addition, before the Company or the Guarantor, as applicable, gives notice of redemption of such Notes as described above, it will deliver to the Trustee an Officer’s Certificate to the effect that the Company or the Guarantor, as applicable, cannot avoid its obligation to pay Additional Amounts by the Company or the Guarantor, as applicable, taking reasonable measures available to it.

The Trustee will accept and be entitled to rely on such Officer’s Certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the Notes.

The foregoing will also apply mutatis mutandis to any jurisdiction in which any successor person to the Company or the Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which payment is made by or on behalf of such person on the Notes or the Guarantee, and any political subdivision thereof or therein.

Selection and Notice

If fewer than all of the Notes of a series are to be redeemed at any time, the Trustee will select Notes of such series in definitive, non-global form for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” such Notes to be redeemed will be selected in accordance with the procedures of the depository therefor) unless otherwise required by law or applicable stock exchange.

No Notes in principal amount of U.S.$2,000 or less can be redeemed in part. Notices of redemption will be given at least 10 but not more than 60 days before the redemption date to each holder of Notes of such series to be redeemed, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption unless the Company or the Guarantor defaults in payment of the redemption price.

The Trustee will not be liable for selections made as contemplated in this section. Notices to holders of definitive, non-global Notes will be mailed to them at their registered addresses. For Notes which are represented by global Notes held on behalf of The Depository Trust Company (“DTC”), Euroclear Bank SA/ NV, as operator of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), notices may be given by delivery of the relevant notices to DTC, Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.

Certain Covenants

Other than the restrictions on liens described below, the Indenture and the Notes do not contain any covenants or other provisions designed to protect holders of the Notes in the event of a highly leveraged transaction. The Indenture and the Notes also do not contain provisions that give holders of the Notes the right to require the Company or the Guarantor to repurchase any Notes in the event of a decline in credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise. The Indenture governing the Notes will not obligate us to provide, and we do not intend to provide, holders of the Notes with financial statements of the Company that are separate from the Guarantor’s.

Limitation on Liens

The Guarantor will not, and will not permit any of its subsidiaries to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, secured by a mortgage on any restricted property, or on any shares of stock, ownership interests in, or indebtedness of a restricted subsidiary, without effectively providing concurrently with the incurrence, issuance, assumption or guarantee of such secured indebtedness that the Notes (together with, if the Company or the Guarantor so determine, any of its other indebtedness or the indebtedness of any such restricted subsidiary then existing or thereafter created ranking on a parity with the Notes or Guarantees) will be secured equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured indebtedness (excluding any indebtedness secured by mortgages of the types referred to in clauses (1) through (10) below) would not exceed 20% of consolidated net worth as shown on the Guarantor’s most recent consolidated quarterly financial statements; provided, however, that these provisions will not apply to:

(1)	mortgages existing on the date of original issuance of the Notes;

(2)

mortgages on property or assets of, or on any shares of stock, ownership interests in or indebtedness of, any person existing at the time such person becomes a subsidiary (including a restricted subsidiary) of the Company or the Guarantor;

(3)

mortgages on property or assets existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or cost of construction, development, expansion or improvement thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the acquisition or completion of construction, development, expansion or improvement of such property or assets or its commencement of commercial operations for the purpose of financing all or any part of the purchase price or cost of construction, development, expansion or improvement thereof;

(4)	mortgages in favor of the Company, the Guarantor or any other subsidiary of the Guarantor;

(5)

the mortgage of any of the Guarantor’s property or assets or any property or assets of any of its restricted subsidiaries in favor of the United States of America, the Grand Duchy of Luxembourg or any other sovereign entity, or any state, province or other political subdivision thereof, or any entity, department, agency, instrumentality or comparable authority thereof, to secure partial, progress, advance or other payments pursuant to the provisions of any contract, statute, law, rule or regulation;

(6)	the mortgage of any property or assets to secure indebtedness of the pollution control, industrial revenue or other revenue bond type;

(7)

mortgages incurred or deposits made (including mortgages and deposits securing letters of credit or similar financial assurance) to secure the performance of or in connection with bids, tenders, statutory, governmental or private contractual or other obligations, surety, performance, completion, appeal or similar bonds, leases, return-of-money bonds and other obligations similar to any of the foregoing, in each case in the ordinary course of business;

(8)

mortgages arising by operation of law, including but not limited to mortgages for taxes, assessments or similar charges that are not yet due or the validity of which is being contested in good faith by appropriate proceedings;

(9)	mortgages created in connection with the acquisition of property or assets, or a project financed with, non-recourse debt; and

(10)

any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any mortgage referred to in the foregoing clauses, inclusive; provided, that such extension, renewal or replacement mortgage will be limited to all or a part of the same property or assets that secured the mortgage extended, renewed or replaced, plus improvements on such property or assets.

The foregoing covenant and certain other provisions of the Indenture use the following defined terms.

“capital stock” means (a) in the case of a corporation, corporate stock or shares in the capital of the corporation; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into capital stock, whether or not such debt securities include any right of participation with capital stock.

“consolidated net worth” means the amount of total stockholders’ equity shown in the Guarantor’s most recent quarterly consolidated statement of financial position.

“mortgage” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“non-recourse debt” means indebtedness as to which (a) none of the Company, the Guarantor and its subsidiaries (x) provides credit support of any kind or (y) is directly or indirectly liable as a guarantor or otherwise and (b) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, the Guarantor or any of its other subsidiaries.

“person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, joint stock company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“restricted property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of the Guarantor or any of its restricted subsidiaries, whether owned on or acquired after the Issue Date, unless, in the opinion of the board of directors of the Guarantor, such plant or facility or other asset is not of material importance to the total business conducted by the Guarantor and its restricted subsidiaries taken as a whole.

“restricted subsidiary” means any subsidiary of the Guarantor which owns a restricted property.

“subsidiary” means, with respect to any specified person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person (or a combination thereof); and (b) any partnership or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such person or any subsidiary of such person is a controlling general partner or otherwise controls such entity.

Consolidation, Merger and Sale of Assets

Neither the Company nor the Guarantor may consolidate with or merge into any other person or transfer or lease all or substantially all of its assets to any person unless any successor or purchaser (if the Company or the Guarantor, as applicable, is not the surviving entity) expressly assumes its obligations under the Indenture and the Notes or the Guarantees, as applicable, by an indenture supplemental to the Indenture to which the Company or the Guarantor is a party, and immediately after which, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. An Officer’s Certificate and an opinion of counsel will be delivered to the Trustee, which will serve as conclusive evidence of compliance with these provisions.

It is possible that a merger, transfer, or other transaction could be treated for U.S. federal income tax purposes as a taxable exchange by the beneficial owners of the Notes for new securities, which could result in beneficial owners of the Notes being required to recognize taxable gain or loss for U.S. federal income tax purposes. A merger, transfer, lease or other transaction could also have adverse tax consequences to beneficial owners of the Notes under other tax laws to which the beneficial owners are subject.

Assumption by a Subsidiary

Any subsidiary of the Guarantor may, at its option, assume the obligations of the Company under the Indenture and the Notes, provided that:

(a)	such subsidiary expressly assumes such obligations in an assumption agreement or supplemental indenture duly executed and delivered to the Trustee, and

(b)

immediately after giving effect to such assumption, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing.

Upon any such assumption, the person so assuming the Company’s obligations under the Indenture and the Notes will succeed to, and be substituted for, and may exercise any right and power of, the Company under the Notes and the Indenture with the same effect as if such person had been the issuer thereof, and the Company will be released from its liability as obligor under the Notes. An Officer’s Certificate and an opinion of counsel will be delivered to the Trustee, which will serve as conclusive evidence of compliance with these provisions.

An assumption of the Company’s obligations as the issuer of the Notes by a subsidiary of the Guarantor may be treated for U.S. federal income tax purposes as a taxable exchange of the Notes for new Notes issued by such subsidiary of the Guarantor. In that event, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations“) of such Notes may recognize taxable gain for U.S. federal income tax purposes, generally in an amount equal to the excess (if any) of the “issue price” of the new Notes over their basis in the old Notes, even though such U.S. Holders continue to hold the Notes and receive no distribution in connection with the deemed disposition. Beneficial owners of Notes who are U.S. Holders should consult their tax advisors regarding the non-U.S., U.S. federal, state and local income tax consequences of an assumption of the Company’s obligations as issuer of Notes by a subsidiary of the Guarantor. See “U.S. Federal Income Tax Considerations.”

Pursuant to the Indenture, the Trustee will notify holders of an assumption of the Company’s obligations as the issuer of the Notes by a subsidiary of the Guarantor. Upon an assumption, such subsidiary will be required under U.S. federal income tax law to determine whether the Notes or the new Notes are “traded on an established market” for purposes of determining the “issue price” of the new Notes for U.S. federal income tax purposes. If such subsidiary determines that either the Notes or the new Notes are “traded on an established market,” then it will make available to holders on the Guarantor’s website (www.slb.com) within 90 days after an assumption its determination that the Notes or the new Notes are “traded on an established market” for these purposes and the “issue price” of the new Notes. The information on or accessible through the Guarantor’s website is not incorporated herein by reference.

Events of Default

The following are “Events of Default” with respect to a series of Notes:

•	the Company’s failure to pay any interest on such series of Notes within 30 days after such interest becomes due and payable;

•	the Company’s failure to pay principal of such series of Notes at maturity, or if applicable, the redemption price, when the same become due and payable;

•

the Company’s failure to comply with any of its covenants or agreements in such series of Notes or the Indenture (other than an agreement or covenant that the Company has included in the Indenture solely for the benefit of another series of debt securities that does not constitute part of such series of Notes) for 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure;

•

except as permitted by the Indenture, the Guarantee of such series of Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Guarantor, or any authorized person acting on behalf of the Guarantor, denies or disaffirms the Guarantor’s obligations under its Guarantee; and

•	certain events involving bankruptcy, insolvency or reorganization of the Company or the Guarantor.

A default under one series of Notes or another series of debt securities issued under the Indenture will not necessarily be a default under another series of debt securities under the Indenture. The Trustee may withhold notice to the holders of a series of Notes issued under such Indenture of any default or Event of Default (except in any payment on such series of Notes) if the Trustee considers it in the interest of the holders of such Notes to do so.

If an Event of Default for a series of Notes occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of such outstanding Notes (or, in some cases, 25% in principal amount of all outstanding debt securities under the Indenture affected, voting as one class) may require the Company to pay immediately the principal amount plus accrued and unpaid interest on such series of Notes. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization occurs with respect to the Company (or with respect to the Guarantor), the principal amount plus accrued and unpaid interest on the Notes (or in the case of the Guarantor, all Notes) will become immediately due and payable without any action on the part of the Trustee or any holder. The holders of a majority in principal amount of such outstanding Notes (or of all outstanding debt securities under the Indenture affected, voting as one class) may in some cases rescind this accelerated payment requirement.

A holder of a series of Notes may pursue any remedy under the Indenture applicable to such Notes only if:

•	the holder gives the Trustee written notice of a continuing Event of Default for such Notes;

•	the holders of at least 25% in principal amount of such outstanding Notes make a written request to the Trustee to pursue the remedy;

•	the holder furnishes to the Trustee indemnity reasonably satisfactory to the Trustee;

•	the Trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of such outstanding Notes do not give the Trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a series of Notes to sue for enforcement of any overdue payment with respect to such Notes.

In most cases, holders of a majority in principal amount of the outstanding Notes of a particular series issued by the Company may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee with respect to such Notes; and

•	exercising any trust or power conferred on the Trustee not relating to or arising under an Event of Default with respect to such Notes.

The Indenture requires the Company to file with the Trustee each year a written statement as to its compliance with the covenants contained in the Indenture.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes or Guarantee of a series may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes of such series (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or Guarantee of a series may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes of such series (including, without limitation, additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes).

Without the consent of each holder of Notes affected thereby, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on its Notes;

•	reduce the principal or change the stated maturity of its Notes;

•	reduce any premium payable on the redemption of its Notes or change the time at which its Notes may or must be redeemed;

•	change any obligation to pay Additional Amounts on its Notes;

•	make payments on its Notes payable in currency other than as originally stated in its Notes;

•	impair the holder’s right to institute suit for the enforcement of any payment on its Notes;

•

make any change in the percentage of principal amount of its Notes necessary to waive compliance with certain provisions of the Indenture such Notes were issued under or to make any change in this provision for modification; or

•	waive a continuing default or Event of Default regarding any payment on its Notes.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantor and the Trustee may amend or supplement the Indenture or the Notes or Guarantee of a series in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of the Company’s or the Guarantor’s obligations under the Indenture, and such Notes or such Guarantee, as applicable, by a successor upon any merger, consolidation or asset transfer in accordance with the requirements under “—Consolidation, Merger and Sale of Assets” or to provide for the assumption of the Company’s obligations under the Indenture and such Notes by a subsidiary of the Guarantor in accordance with the requirements under “—Assumption by a Subsidiary” above;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•	to provide any security for or guarantees of the Notes or for the addition of an additional obligor on such Notes;

•	to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), if applicable;

•	to add covenants that would benefit the holders of such outstanding Notes or to surrender any rights the Company has under the Indenture;

•

to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will not become effective with respect to any such outstanding Notes created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;

•	to issue additional Notes; provided that such additional Notes have the same terms as, and will be deemed part of the same series as, such Notes to the extent required under the Indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to such Notes and to add to or change any of the provisions of the Indenture as are necessary to provide for or facilitate the administration of the trust by more than one trustee;

•	to add additional Events of Default with respect to such Notes; and

•	to make any change that does not adversely affect any of such outstanding Notes in any material respect.

The holders of a majority in principal amount of such outstanding Notes issued by the Company may waive any existing or past default or Event of Default with respect to those Notes. Notwithstanding the foregoing, those holders may not, however, waive any default or Event of Default in any payment on any such Note.

Personal Liability of Directors, Officers, Employees, Stockholders and Certain Others

No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or the Guarantor, as such, will have any liability for any obligations of the Company or the Guarantor under the Notes, Indenture or Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance

The term defeasance means the discharge of the Company from some or all of its obligations under the Indenture. If the Company deposits with the Trustee funds or government obligations (as defined in the Indenture) sufficient to make payments on a series of Notes on the dates those payments are due and payable, then, at the Company’s option, either of the following will occur:

•	it will be discharged from its obligations with respect to such Notes, except as described in the paragraph immediately below (“legal defeasance”); or

•

it will no longer have any obligation to comply with the restrictive covenants under the Indenture with respect to such Notes, and the related Events of Default will no longer apply to the Company (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our legal defeasance option with respect to a series of Notes, the Company and the Guarantor will be deemed to have paid and discharged the entire indebtedness represented by such outstanding Notes and the applicable Guarantee, and to have satisfied all other obligations under such Notes, the applicable Guarantee and the Indenture with respect to such series of Notes, except as to (i) the Company’s obligations to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, pay Additional Amounts, maintain paying agencies, and hold moneys for payment in trust, and (ii) the obligation of the Company and the Guarantor to compensate and indemnify the Trustee.

If we exercise our covenant defeasance option with respect to a series of Notes, the Company will no longer have any obligation to comply with the restrictive covenants under the Indenture with respect to such Notes, and the related Events of Default will no longer apply to the Company. Except as specified in the Indenture, however, the remainder of the Indenture and the Notes and the Guarantees will be unaffected by the occurrence of covenant defeasance, and the Notes will continue to be deemed “outstanding” for all other purposes under the Indenture other than for the purposes of any direction, waiver, consent or declaration or act of holders (and the consequences of any thereof) in connection with any of the defeased covenants.

In addition to the other requirements, we will be required to deliver to the Trustee an opinion of counsel or a tax ruling to the effect that the deposit and related defeasance would not cause the beneficial owners of the Notes to recognize income, gain or loss for U.S. federal income tax purposes. If the Company elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service (or successor agency) or changes in law to that effect.

Concerning the Trustee

The Bank of New York Mellon is trustee under the Indenture. The Trustee performs services for the Guarantor and its subsidiaries in the ordinary course of business.

If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Notes issued under the Indenture only after those holders have furnished the Trustee indemnity or security reasonably satisfactory to it.

If the Trustee becomes a creditor of the Company, it will be subject to limitations in the Indenture on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest (as defined under the Trust Indenture Act), it must eliminate such conflict, resign or obtain an order from the Securities and Exchange Commission permitting it to remain as Trustee.

Paying Agent and Registrar for the Notes

We will maintain one or more paying agents (each a “Paying Agent”) for the Notes in the Borough of Manhattan, City of New York. We will also maintain a Paying Agent in a member state of the European Union that is not obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive. Upon written notice to the Trustee accompanied by an Officer’s Certificate, we may appoint one or more Paying Agents, other than the Trustee, for the Notes. If we fail to appoint or maintain another entity as Paying Agent, the Trustee will act as such. The Company, the Guarantor or any of the Guarantor’s subsidiaries, upon notice to the Trustee, may act as Paying Agent. The initial Paying Agent will be The Bank of New York Mellon in New York.

We will also maintain a registrar (the “Registrar”) with an office in the Borough of Manhattan, City of New York. Upon written notice to the Trustee accompanied by an Officer’s Certificate, we may appoint one or more registrars, other than the Trustee, for the Notes. If we fail to appoint or maintain another entity as Registrar, the Trustee will act as such. The Company, the Guarantor or any of the Guarantor’s subsidiaries, upon notice to the Trustee, may act as Registrar. The initial Registrar will be The Bank of New York Mellon in New York.

We will also maintain a transfer agent with an office in the Borough of Manhattan, City of New York. Each transfer agent will perform the functions of a transfer agent. Upon written notice to the Trustee accompanied by an Officer’s Certificate, we may appoint one or more transfer agents, other than the Trustee, for the Notes. If we fail to appoint or maintain another entity as transfer agent, the Trustee will act as such. The Company, the Guarantor or any of the Guarantor’s subsidiaries, upon notice to the Trustee, may act as transfer agent. The initial transfer agent will be The Bank of New York Mellon in New York.

The Registrar will maintain a register reflecting ownership of Notes outstanding from time to time and the Paying Agent will make payments on and facilitate transfer of Notes on our behalf.

We may change any Paying Agents, Registrars or transfer agents without prior notice to the holders of Notes.

Further Issuances

The Company may, from time to time, without notice to or consent of the registered holders of its Notes of a series, increase the principal amount of such Notes that may be issued under the Indenture and issue such increased principal amount (or any portion thereof), in which case any such additional Notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes of such series previously issued, and such additional Notes will form a single series with the previously issued Notes, including for purposes of voting and redemptions; provided, however, that a separate CUSIP or ISIN would be issued for the additional Notes, unless the Notes and the additional Notes are fungible for U.S. federal income tax purposes. Such additional Notes will also be guaranteed by the Guarantor (with the same ranking as the Guarantee for the Notes of such series).

Book-Entry, Delivery and Form

We will issue the Notes of each series in registered, global form (each, a “global Note”), without coupons, in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof, that will be deposited with, or on behalf of, DTC. The global Notes will be registered in the name of Cede & Co., DTC’s nominee.

Beneficial interests in the global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.

Investors may elect to hold their interests in the global Notes in DTC (in the United States) through its direct and indirect participants, including Clearstream or Euroclear. Investors may hold their interests in the global Notes directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global Notes will be held in authorized denominations. Except as set forth below, the global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by a global Note can be exchanged for definitive securities in registered form only if:

•

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global Notes or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in either case, we fail to appoint a successor depositary within 90 days of such event; or

•	we determine that such Notes will no longer be represented by a global Note and execute and deliver to the Trustee an Officer’s Certificate to such effect.

A global Note that can be exchanged as described in the preceding sentence will be exchanged for definitive Notes issued in authorized denominations in registered form for the same aggregate amount. The definitive Notes will be registered in the names of the owners of the beneficial interests in the global Note as directed by DTC.

We will make principal and interest payments on all Notes represented by a global Note to a Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented by a global Note for all purposes under the Indenture. Accordingly, we, the Guarantor, the Trustee, any Paying Agent, Registrar or transfer agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a Note represented by a global Note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global Note held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Note as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the Notes represented by a global Note will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global Note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry Notes may be more difficult to pledge because of the lack of a physical Note.

DTC

So long as DTC or its nominee is the registered owner of a global Note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by that global Note for all purposes of the Notes. Except as set forth above, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered owners or holders of Notes under the Indenture. Accordingly, each person owning a beneficial interest in a global Note must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global Note. Beneficial owners may experience delays in receiving distributions on their Notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global Note desires to take any action which a holder is entitled to take under the Indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global Note will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global Note. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but none of us, the Trustee or any of our respective agents takes any responsibility for the accuracy thereof.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear, or the Euroclear Operator, a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Notes.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or

Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the Notes are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. None of the Company, the Guarantor, the Trustee, the Registrar, any Paying Agent or any transfer agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

NON-U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary solely addresses the principal Luxembourg tax consequences of the acquisition, ownership and disposal of the Notes and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the offer to a particular holder of Notes will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his own tax advisor for a full understanding of the tax consequences of the offer to him, including the applicability and effect of Luxembourg tax laws.

Where in this summary English terms and expressions are used to refer to Luxembourg concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Luxembourg concepts under Luxembourg tax law.

This summary is based on the tax law of Luxembourg (unpublished case law not included) as it stands at the date of this prospectus supplement. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

This overview assumes that each transaction with respect to the Notes is at arm’s length.

The summary in this Luxembourg taxation paragraph does not address the Luxembourg tax consequences for a noteholder who:

(i)

is an investor as defined in a specific law (such as the law on family wealth management companies of 11 May 2007, as amended, the law on undertakings for collective investment of 17 December 2010, as amended, the law on specialized investment funds of 13 February 2007, as amended, the law on reserved alternative investment funds of 23 July 2016, the law on securitisation of 22 March 2004, as amended, the law on venture capital vehicles of 15 June 2004, as amended and the law on pension saving companies and associations of 13 July 2005);

(ii)	is, in whole or in part, exempt from tax;

(iii)	acquires, owns or disposes of the Notes in connection with a membership of a management board, a supervisory board, an employment relationship, a deemed employment relationship or management role; or

(iv)

has a substantial interest in the Company or a deemed substantial interest in the Company for Luxembourg tax purposes. Generally, a person holds a substantial interest if such person owns or is deemed to own, directly or indirectly, more than 10% of the shares or interest in an entity.

Withholding Tax

Non-resident noteholders

All payments of interest and principal under the Notes made to non-residents of Luxembourg may be made free from withholding or deduction of or for any taxes of whatever nature imposed, levied, withheld or assessed by Luxembourg or any political subdivision or taxing authority of or in Luxembourg.

Individual resident noteholders

Under the law of 23 December 2005 as amended (the “Relibi Law”), payments of interest and similar income made or deemed to be made to an individual who is resident in Luxembourg are subject to a withholding tax of 20% of the payment.

Taxes on Income and Capital Gains

Non-resident noteholders

Non-resident noteholders that do not have a permanent establishment in Luxembourg to which the Notes or income thereon are attributable are not subject to Luxembourg income taxes in respect of any benefits derived or deemed to be derived in connection with the Notes.

Resident noteholders

Individuals. Any benefits derived or deemed to be derived from or in connection with Notes that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, are generally subject to Luxembourg income tax. A resident individual who invests in the Notes as part of such person’s private wealth management, is subject to Luxembourg income tax in respect of interest and similar income (such as premiums or issue discounts) derived from the Notes, except if tax is levied on such income in accordance with the Relibi Law. A gain realised by a resident individual, acting in the course of the management of that person’s private wealth, upon the sale or disposal, in any form whatsoever, of Notes is not subject to Luxembourg income tax, provided this sale or disposal takes place more than six months after the Notes are acquired. However, any portion of such gain corresponding to accrued but unpaid interest is subject to Luxembourg income tax, except if tax is levied on such interest in accordance with the Relibi Law. Any benefit derived by a resident individual from the disposal of Notes prior to their acquisition is subject to income tax as well.

Corporations. A corporate resident noteholder must include any benefits derived or deemed to be derived from or in connection with the Notes, such as interest accrued or received, any redemption premium or issue discount, as well as any gain realized on the sale or disposal, in any form whatsoever, of the Notes, in its taxable income for Luxembourg income tax purposes.

General

If a noteholder is neither resident nor deemed to be resident in Luxembourg, such holder will for Luxembourg tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in Luxembourg by reason only of the execution of the documents relating to the issue of Notes or the performance by the Company of its obligations under such documents or under the Notes.

Net Wealth Tax

Corporate noteholders resident in Luxembourg and non-resident corporate noteholders that maintain a permanent establishment in Luxembourg to which such Notes are attributable are subject to annual net wealth tax on their unitary value (i.e., non-exempt assets minus liabilities and certain provisions as valued according to the Luxembourg valuation rules), levied at a rate of 0.5% if the unitary value does not exceed €500,000,000.

Individuals are not subject to Luxembourg net wealth tax.

Inheritance and Gift Tax

Where the Notes are transferred for non-consideration:

(i)

no Luxembourg inheritance tax is levied on the transfer of the Notes upon the death of a noteholder in cases where the deceased was not a resident or a deemed resident of Luxembourg for inheritance tax purposes;

(ii)

by way of gift, Luxembourg gift tax will be levied in the event that the gift is made pursuant to a notarial deed signed before a Luxembourg notary or produced for registration, directly or indirectly, before the Registration and Estates Department (Administration de l’enregistrement, des domaines et de la TVA).

Other Taxes and Duties

It is not compulsory that the Notes be filed, recorded, or enrolled with any court or other authority in Luxembourg. No registration tax, stamp duty or any other similar documentary tax or duty is due in respect of or in connection with the issue of Notes, the performance by the Company of its obligations under the Notes, or the transfer of the Notes.

A fixed or proportional registration duty in Luxembourg may however apply (i) upon registration of the Notes before the Registration and Estates Department (Administration de l’enregistrement, des domaines et de la TVA) in Luxembourg where this registration is not required by law, or (ii) if the Notes are (a) enclosed to a compulsory registrable deed under Luxembourg law, or (b) deposited with the official records of a notary.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) was enacted into U.S. law in March 2010 as part of the Hiring Incentives to Restore Employment Act. FATCA aims at reducing tax evasion by U.S. citizens and requires, among other things, foreign financial institutions outside the U.S. (“FFIs”) to spontaneously provide information about financial accounts held, directly or indirectly, by specified U.S. persons or face a 30% U.S. federal withholding tax imposed on certain U.S.-source payment (“FATCA Withholding”).

To implement FATCA in Luxembourg, Luxembourg entered into a so-called Model 1 Intergovernmental Agreement (the “IGA”) with the U.S., and a memorandum of understanding in respect thereof, on 28 March 2014. The IGA was implemented under Luxembourg domestic law by Law of 24 July 2015 (the “Luxembourg FATCA Law”). Luxembourg FFIs that comply with the requirements of the IGA and the Luxembourg FATCA Law will not be subject to FATCA Withholding.

Under the IGA and the Luxembourg FATCA Law, Luxembourg FFIs are required to perform certain necessary due diligence and monitoring of investors, and to report to the Luxembourg tax authorities on an annual basis information about financial accounts held by (a) specified U.S. investors, (b) certain U.S.-controlled entity investors and (c) non-U.S. financial institution investors that do not comply with FATCA. Such information will subsequently be remitted by the Luxembourg tax authorities to the U.S. Internal Revenue Service.

Noteholders may be required to provide information to the Company to ensure the Company’s compliance with the IGA and the Luxembourg FATCA Law. In the event that a noteholder does not provide the required information, the Company may need to report financial account information of such noteholder to Luxembourg tax authorities.

Noteholders should consult with their own tax advisers regarding the effects of the IGA and the Luxembourg FATCA Law on their investment in the Notes.

Common Reporting Standard

The Organisation for Economic Co-operation and Development has developed a new global standard for the automatic exchange of financial information between tax authorities (the “CRS”). Luxembourg is a signatory jurisdiction to the CRS and has conducted its first exchange of information with tax authorities of other signatory jurisdictions in September 2017, as regards reportable financial information gathered in relation to fiscal year 2016. The CRS has been implemented in Luxembourg via the law dated 18 December 2015 concerning the automatic exchange of information on financial accounts and tax matters and implementing the EU Directive 2014/107/EU.

The regulations may impose obligations on the Company and the noteholders, if the Company is considered as a Reporting Financial Institution (e.g., an Investment Entity) under the CRS, so that the latter could be required to conduct due diligence and obtain (among other things) confirmation of the tax residency, tax identification number and CRS classification of noteholders in order to fulfil its own legal obligations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of U.S. federal income tax considerations relating to the ownership and disposition of Notes as of the date hereof, and does not purport to be to be a complete analysis of all the potential tax considerations relating thereto. Except where noted, this summary deals only with Notes that are held as capital assets (within the meaning of Section 1221 of the Code (as defined below)) by a beneficial owner who acquired the Notes upon original issuance at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of Notes are sold for money.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any state or political subdivision thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences of the ownership and disposition of the Notes.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. We have not sought and do not intend to seek a ruling from the Internal Revenue Service (the “IRS”), on any aspect of these transactions. Accordingly, we cannot assure you that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge to those views by the IRS in the event of litigation. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to beneficial owners of the Notes in light of their particular circumstances. In addition, it does not present a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, if you are a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings, a bank or other financial institution, a regulated investment company, a real estate investment trust, an employee stock ownership plan, a controlled foreign corporation, a foreign personal holding company, a passive foreign investment company, a pass-through entity (or an owner of a pass-through entity), a corporation that accumulates earnings to avoid tax, an insurance company, a tax-exempt organization, a former citizen or resident of the United States, a person liable for the alternative minimum tax, a person that owns Notes that are a hedge or that are hedged against interest rate or currency risks, a person that owns Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, a person that purchases or sells Notes as part of a wash sale for tax purposes, or a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar) or a person subject to special tax accounting rules under Section 451(b) of the Code applicable to persons that maintain certain specified financial statements. A change in law may alter significantly the tax considerations that we describe in this summary.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction and the possible effects of changes in tax laws.

Assumption by Subsidiary

An assumption of the Company’s obligations as the issuer of the Notes by a subsidiary of the Guarantor may be treated for U.S. federal income tax purposes as a taxable exchange of the Notes for new Notes issued by such subsidiary of the Guarantor. In that event, you may be required to recognize taxable gain or loss for U.S. federal income tax purposes, generally in an amount equal to the difference between be required to the “issue price” of the new Notes and their basis in the old Notes, even though you continue to hold the Notes and receive no distribution in connection with the deemed disposition. Beneficial owners of Notes who are U.S. Holders should consult their tax advisors regarding the non-U.S., U.S. federal, state and local income tax consequences of an assumption of the Company’s obligations as issuer of Notes by a subsidiary of the Guarantor. See “Description of Notes – Assumption by a Subsidiary” for additional information.

U.S. Holders

Interest. Interest on a Note (including Additional Amounts, if any) will generally be taxable to you as ordinary interest income as it accrues or is received by you in accordance with your usual method of accounting for U.S. federal income tax purposes.

If withholding taxes are imposed in Luxembourg or in another jurisdiction, you will be treated as having actually received an amount equal to the amount of such taxes and as having paid such amount to the relevant taxing authority. As a result, the amount of income included in gross income may be greater than the amount of cash actually received. Subject to certain limitations, you may be entitled to a credit or deduction in respect of income taxes paid to Luxembourg or other non-U.S. country. You should consult your tax advisors concerning the U.S. federal income tax consequences of the imposition of such taxes.

Interest income (and Additional Amounts, if any) from the Notes generally will constitute foreign-source income, which may be relevant to you in calculating your foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. You should consult your tax advisors regarding the application of the U.S. foreign tax credit rules.

Sale, Exchange or Other Taxable Dispositions of Notes. If you are a U.S. Holder, upon the sale, exchange, redemption, retirement or other taxable disposition of a Note, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the amount of the cash and the fair market value of any property you receive on the sale or other taxable disposition (less an amount attributable to any accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously taken into income), and (ii) your adjusted tax basis in the Note. Your adjusted tax basis in a Note will generally be equal to your cost for the Note (increased by any accrued but unpaid interest that you have previously taken into income).

Such gain or loss will generally be treated as capital gain or loss, and will be treated as long-term capital gain or loss if your holding period for the Note exceeds one year at the time of the disposition. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss, if any, will generally be U.S.-source income for purposes of computing your foreign tax credit limitation. Accordingly, if Luxembourg or another non-U.S. jurisdiction imposes a withholding tax on the sale or disposition of the Notes, you may not be able to fully utilize its U.S. foreign tax credits in respect of such withholding tax unless you have other foreign source income. You should consult your tax advisors as to the U.S. federal income tax and foreign tax credit implications of such sale, redemption, retirement or other disposition of a Note.

Additional Tax on Net Investment Income. U.S. persons that are individuals, estates, or certain trusts are generally subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). Your net investment income will generally include any income or gain recognized by such beneficial owner with respect to the Notes, unless such income or gain is derived in the ordinary course of the conduct of such beneficial owner’s trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. persons that are individuals, estates, or trusts should consult their tax advisors on the applicability of this additional tax to its income and gains in respect of their investment in the Notes.

Information With Respect to Foreign Financial Assets. A U.S. Holder that holds certain foreign financial assets (which may include the Notes) other than in an account at a financial institution may be required to report information relating to such assets to the IRS. Failure to report such information, if required, may result in substantial penalties. You should consult your tax advisor regarding the application of these rules to your ownership of the Notes.

Information Reporting and Backup Withholding. U.S. federal backup withholding will apply to interest on the Notes and proceeds from the sale or other disposition of the Notes unless (a) you are an exempt recipient and, when required, demonstrate this fact, (b) you provide a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules, or (c) in certain circumstances, you certify under penalty of perjury that you are not subject to backup withholding. The backup withholding rate is currently 24%. A U.S. Holder who does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS.

You will also be subject to information reporting on interest on the Notes and proceeds from the sale or other disposition of the Notes, unless you are an exempt recipient and appropriately establish that exemption.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to particular tax consequences to you of holding and disposing of the Notes, including the applicability and effect of any foreign, state, local or other tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement among us, the Guarantor and the underwriters named below, for whom BofA Securities, Inc., Deutsche Bank Securities Inc. and MUFG Securities Americas Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of Notes that appears opposite its name in the table below:

Underwriter	Principal Amount of 2028 Notes	Principal Amount of 2033 Notes
BofA Securities, Inc.	$100,000,000	$100,000,000
Deutsche Bank Securities Inc.	100,000,000	100,000,000
MUFG Securities Americas Inc.	100,000,000	100,000,000
BBVA Securities Inc.	35,000,000	35,000,000
BNP Paribas Securities Corp	35,000,000	35,000,000
J.P. Morgan Securities LLC	35,000,000	35,000,000
SG Americas Securities, LLC	35,000,000	35,000,000
HSBC Securities (USA) Inc.	15,000,000	15,000,000
Natixis Securities Americas LLC	15,000,000	15,000,000
Standard Chartered Bank	15,000,000	15,000,000
UniCredit Capital Markets LLC	15,000,000	15,000,000

Total	$500,000,000	$500,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer the Notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the Notes to certain dealers at prices that represent a concession not in excess of 0.200% of the principal amount of the 2028 Notes or 0.300% of the principal amount of the 2033 Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.100% of the principal amount of the 2028 Notes or 0.150% of the principal amount of the 2033 Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes:

Paid by Us
Per 2028 Note	0.35%
2028 Notes Total	$1,750,000
Per 2033 Note	0.45%
2033 Notes Total	$2,250,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately U.S.$1.8 million.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Notes are new issues of securities, and there is currently no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. The underwriters may discontinue any market making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

Selling Restrictions

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for recission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The Notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Luxembourg

The terms and conditions relating to this prospectus supplement have not been approved by and will not be submitted for approval to the Luxembourg Financial Services Authority (Commission de Surveillance du Secteur Financier) (the “CSSF”, or a competent authority of another Member State of the EEA for notification to the CSSF, for purposes of public offering or sale in Luxembourg. Accordingly, the Notes may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus supplement, the Indenture nor any other circular, prospectus, form of application, advertisement or other material related to such offer may be distributed, or otherwise be made available in or from, or published in, Luxembourg except in circumstances where the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purposes of the Prospectus Regulation and the Luxembourg law of 16 July 2019 on prospectuses for securities.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The Notes have not and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations, and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1) (a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The Notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

Settlement and Sale of the Notes

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Certain affiliates of the underwriters may be holders of our 2023 notes or commercial paper. As a result of the anticipated use of proceeds here, one or more affiliates of the underwriter may receive a portion of the net proceeds from the offering of the Notes offered hereby in the form of the repayment of indebtedness. Accordingly, the offering of the Notes is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Other Relationships

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with the notes and guarantees offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York, Loyens & Loeff Luxembourg SARL, Luxembourg, and STvB Advocaten (Europe) N.V., Amsterdam, The Netherlands, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

The Guarantor files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and download its filings over the Internet from several commercial document retrieval services, as well as at the SEC’s website at www.sec.gov.

In addition, the Guarantor’s SEC filings are available free of charge through its Investor Relations website at www.investorcenter.slb.com, as soon as reasonably practicable after such material is filed with or furnished to the SEC. Copies are also available, without charge, from SLB Investor Relations, 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found or provided at such internet addresses (including any information on or accessible through the Guarantor’s website) is intended or deemed to be incorporated by reference herein.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate information into this prospectus supplement and the accompanying prospectus by reference, which means that we can disclose important information to you by referring you to another document that the Guarantor has filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or the accompanying prospectus. These documents contain important information about the SLB Group and its financial condition, business and results.

We are incorporating by reference into this prospectus supplement and the accompanying prospectus the following documents listed below and any other filings made by the Guarantor under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of this offering; except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below or in a prospectus supplement or pricing supplement:

•

the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on January  25, 2023 (including the portions of our proxy statement for our 2023 annual meeting of shareholders incorporated by reference therein);

•	the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the SEC on April 26, 2023; and

•	the Guarantor’s Current Reports on Form 8-K as filed with the SEC on April 6, 2023, April 17, 2023, and April 21, 2023 (Items 5.03 and 5.05 only).

Any statement contained in this prospectus supplement and accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement and accompanying prospectus or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference in this prospectus supplement and accompanying prospectus modifies or supersedes such statement. No such statement so modified or superseded will be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and accompanying prospectus.

If information in any of these incorporated documents conflicts with information in this prospectus supplement or the accompanying prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

You may request a copy of any document that we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus supplement or the accompanying prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Schlumberger Limited

5599 San Felipe

Houston, Texas 77056

(713) 375-3535

Attention: Investor Relations

Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus supplement and accompanying prospectus.

PROSPECTUS

Schlumberger Investment S.A.

Senior Debt Securities

Fully and Unconditionally Guaranteed by

Schlumberger Limited

Schlumberger Investment S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office located at 5, Place de la Gare, L-1616 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 163.122 (the “Company”) may, from time to time, offer to sell senior debt securities. Such senior debt securities will be fully and unconditionally guaranteed by Schlumberger Limited (the “Guarantor”), the ultimate parent company of the Company. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Investing in the securities involves risks. You should carefully consider the information in the “Risk Factors ” section beginning on page 5 of this prospectus, including those risks incorporated by reference in this prospectus and in any prospectus supplement, before deciding whether to invest in the offered securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 8, 2023

Neither the Company nor the Guarantor have authorized any other person to provide you with information other than that contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or in any related free writing prospectus. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus or in any prospectus supplement is accurate as of the date on the front cover of those documents only. The business, properties, assets, results of operations, financial position or prospects of the Company and the Guarantor may have changed since that date. Neither the delivery of this prospectus nor of any prospectus supplement, nor any sale made thereunder, will imply that the information herein is correct as of any date subsequent to the date on the cover of those documents. Neither the Company nor the Guarantor is making an offer of these securities in any jurisdiction where the offer is not permitted.

As used in this prospectus, unless otherwise stated or the context otherwise requires:

•	the “Company” refers to Schlumberger Investment S.A., as defined on the first page of this prospectus;

•	the “Guarantor” refers to Schlumberger Limited, the ultimate parent of the Company;

•	the “SLB Group” refers to Schlumberger Limited and its consolidated subsidiaries, including the Company; and

•	“we,” “us” and “our” and similar expressions refer to the SLB Group, including the Company, except when used in connection with “securities,” in which case these terms refer only to the Company.

About this Prospectus

This prospectus is part of an automatic shelf registration statement that we have filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

By using an automatic shelf registration statement, we may, at any time and from time to time, offer securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC’s rules and regulations, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus, the prospectus supplement and any pricing supplement, you should rely on the information in the prospectus supplement and any pricing supplement. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date of such document.

To understand the terms of the securities, you should carefully read this document, the applicable prospectus supplement and any applicable pricing supplement. Together, they give the specific terms of the securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information about the SLB Group and Schlumberger Limited’s financial statements. You can read the registration statement and exhibits on the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

About the Guarantor

Schlumberger Limited, together with its subsidiaries, form a global technology company focused on driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, the SLB Group works each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition.

The Guarantor was founded in 1926 and is incorporated under the laws of Curaçao. The Guarantor is the ultimate parent of the Company.

The Guarantor has principal executive offices in Paris, Houston, London and The Hague. The principal U.S. market for the Guarantor’s common stock is the New York Stock Exchange, where it is traded under the symbol “SLB.”

About the Company

Schlumberger Investment S.A. is a public limited liability company (société anonyme) incorporated in 2011 under the laws of the Grand Duchy of Luxembourg (“Luxembourg”) and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 163.122. The Company has no subsidiaries, and its principal activities are debt issuance and intercompany group financing. The Company is part of the SLB Group and all shares of the Company are owned indirectly by the Guarantor.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Similarly, statements that describe future plans, objectives or goals or future revenues or other financial metrics are also forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurances that such expectations will prove to have been correct.

Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “would,” “should,” “plans,” “likely,” “expects,” “anticipates,” “intends,” “believes,” “estimates,” “thinks,” “may” and similar expressions, are forward-looking statements. The following important factors, in addition to those discussed under “Risk Factors” in the documents incorporated by reference herein, could affect the future results of the energy industry in general, and the Company and the Guarantor in particular, and could cause those results to differ materially from those expressed in or implied by such forward-looking statements:

•	the SLB Group’s financial and performance targets and other forecasts or expectations regarding, or dependent on, its business outlook;

•	growth for the SLB Group as a whole and for each of its Divisions (and for specified business lines, geographic areas or technologies within each Division);

•	oil and natural gas demand and production growth;

•	oil and natural gas prices;

•	forecasts or expectations regarding energy transition and global climate change;

•	improvements in operating procedures and technology;

•	capital expenditures by the SLB Group and the oil and gas industry;

•	the business strategies of the SLB Group, including digital and “fit for basin,” as well as the strategies of its customers;

•	the SLB Group’s effective tax rate;

•	the SLB Group’s Asset Performance Solutions projects, joint ventures, and other alliances;

•	the SLB Group’s response to the COVID-19 pandemic and its preparedness for other widespread health emergencies;

•	the impact of the ongoing conflict in Ukraine on global energy supply;

•	access to raw materials;

•	future global economic and geopolitical conditions;

•	future liquidity, including free cash flow; and

•	future results of operations, such as margin levels.

These statements are subject to risks and uncertainties, including, but not limited to:

•	changing global economic and geopolitical conditions;

•	changes in exploration and production spending by the SLB Group’s customers, and changes in the level of oil and natural gas exploration and development;

•	the results of operations and financial condition of the SLB Group’s customers and suppliers;

•	the SLB Group’s inability to achieve its financial and performance targets and other forecasts and expectations;

•	the SLB Group’s inability to achieve its net-zero carbon emissions goals or interim emissions reduction goals;

•	general economic, geopolitical and business conditions in key regions of the world;

•	the ongoing conflict in Ukraine;

•	foreign currency risk;

•	inflation;

•	changes in monetary policy by governments;

•	pricing pressure;

•	weather and seasonal factors;

•	unfavorable effects of health pandemics;

•	availability and cost of raw materials;

•	operational modifications, delays or cancellations;

•	challenges in the SLB Group’s supply chain;

•	production declines;

•	the extent of future charges;

•	the SLB Group’s inability to recognize efficiencies and other intended benefits from its business strategies and initiatives, such as digital or new energy, as well as its cost reduction strategies;

•	changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals and climate-related initiatives;

•	the inability of technology to meet new challenges in exploration;

•	the competitiveness of alternative energy sources or product substitutes; and

•	other risks and uncertainties detailed in the Guarantor’s filings with the SEC.

All subsequent written and oral forward-looking statements attributable to the Company or the Guarantor or to persons acting on their behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements except as required by law.

Risk Factors

Investing in the securities involves risk. You should carefully consider the risks described in the documents incorporated by reference in this prospectus, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 before deciding whether to invest in the securities. These risks could cause the business, properties, assets, financial condition, results of operations, cash flows or prospects of the Company or the Guarantor to be materially adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect the business and operations of the Company or the Guarantor.

Where You Can Find More Information

The Guarantor files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and download its filings over the Internet from several commercial document retrieval services, as well as at the SEC’s website at www.sec.gov.

In addition, the Guarantor’s SEC filings are available free of charge through its Investor Relations website at www.investorcenter.slb.com, as soon as reasonably practicable after such material is filed with or furnished to the SEC. Copies are also available, without charge, from SLB Investor Relations, 5599 San Felipe, Houston, Texas 77056.

Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found or provided at such internet addresses (including any information on or accessible through the Guarantor’s website) is intended or deemed to be incorporated by reference herein.

Incorporation of Documents by Reference

The SEC allows us to incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to another document that the Guarantor has filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about the SLB Group and its financial condition, business and results.

We are incorporating by reference into this prospectus the following documents listed below and any other filings made by the Guarantor under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this prospectus and prior to the termination of any offering; except that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless specifically noted below or in a prospectus supplement or pricing supplement:

•

the Guarantor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on January  25, 2023 (including the portions of our proxy statement for our 2023 annual meeting of shareholders incorporated by reference therein);

•	the Guarantor’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, as filed with the SEC on April 26, 2023; and

•	the Guarantor’s Current Reports on Form 8-K as filed with the SEC on April 6, 2023, April 17, 2023, and April 21, 2023 (Items 5.03 and 5.05 only).

Any statement contained in this prospectus and any accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus and any accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus and any accompanying prospectus or in any other document subsequently filed with the SEC that is or is deemed to be incorporated by reference in this prospectus and any accompanying prospectus modifies or supersedes such statement. No such statement so modified or superseded will be deemed, except as so modified or superseded, to constitute a part of this prospectus and any accompanying prospectus.

If information in any of these incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

You may request a copy of any document that we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Schlumberger Limited

5599 San Felipe

Houston, Texas 77056

(713) 375-3535

Attention: Investor Relations

Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus.

Use of Proceeds

Unless we otherwise state in a prospectus supplement or pricing supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes of the SLB Group. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including the Guarantor’s common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

Description of Debt Securities

The following is a general description of the debt securities that the Company may issue from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

As used in this “Description of Debt Securities,” the terms “we,” “us” and “our” and similar expressions refer to the Company and not to any of its consolidated subsidiaries; and the term “Guarantor” refers to our parent company, Schlumberger Limited, and not to any of its subsidiaries, in each case unless otherwise stated or the context otherwise requires.

Certain defined terms used in this description but not defined below have the meanings assigned to them in the indenture (as defined below).

General

The debt securities that we may issue will be senior debt securities that will be issued under an indenture, dated December 3, 2013, among us, Schlumberger Limited, as guarantor, and The Bank of New York Mellon, as trustee, as amended by the second supplemental indenture dated June 26, 2020 (the “indenture”). In addition, the indenture may be supplemented or amended as necessary to set forth the terms of the debt securities issued under the indenture. The Guarantor will fully and unconditionally guarantee the debt securities under a guarantee contained in the indenture (the “Guarantee”). You should read the indenture, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture is subject to, and is governed by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Any debt securities that we may issue will be our unsubordinated obligations. They will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement.

The indenture does not limit the amount of debt securities that can be issued thereunder and provides that the debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the applicable prospectus supplement, the indenture does not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities with respect to which this prospectus is being delivered:

•	the title of the debt securities;

•	the aggregate principal amount of the debt securities of the series to be issued;

•

any limit upon the aggregate principal amount of the debt securities of that series that may be authenticated and delivered under the indenture, except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, other debt securities of that series;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series is payable;

•

the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest or the manner of calculation of such rate or rates, if any, including any procedures to vary or reset such rate or rates, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the place or places where the principal of and interest, if any, on the debt securities of the series will be payable, where the debt securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us with respect to the debt securities of such series and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means if other than as set forth in the indenture;

•

the date or dates from which such interest will accrue, the dates on which such interest will be payable or the manner of determination of such dates, and the record date for the determination of holders to whom interest is payable on any such dates;

•	any trustees, authenticating agents or paying agents with respect to such series, if different from those set forth in the indenture;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of such extension or deferral;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which, debt securities of the series may be redeemed by us, in whole or in part, at our option;

•

our obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any sinking fund or analogous provisions, including payments made in cash in anticipation of future sinking fund obligations, or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which, debt securities of the series will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	the form of the debt securities of the series including the form of the trustee’s certificate of authentication for such series;

•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations in which the debt securities of the series will be issuable;

•	the currency or currencies in which payment of the principal of, premium, if any, and interest on, debt securities of the series will be payable;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon declaration of acceleration of the maturity thereof;

•	the terms of any repurchase or remarketing rights;

•

if the debt securities of the series will be issued in whole or in part in the form of a global security or securities, the type of global security to be issued; the terms and conditions, if different from those contained in the indenture, upon which such global security or securities may be exchanged in whole or in part for other individual securities in definitive registered form; the depositary for such global security or securities; and the form of any legend or legends to be borne by any such global security or securities in addition to or in lieu of the legends referred to in the indenture;

•

any additional restrictive covenants or events of default that will apply to the debt securities of the series, or any changes to the restrictive covenants or events of default set forth in the indenture that will apply to the debt securities of the series, which may consist of establishing different terms or provisions from those set forth in the indenture or eliminating any such restrictive covenant or event of default with respect to the debt securities of the series;

•	any provisions granting special rights to holders when a specified event occurs;

•

if the amount of principal or any premium or interest on debt securities of a series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	whether and upon what terms debt securities of a series may be defeased if different from the provisions set forth in the indenture;

•

whether the debt securities of the series will be issued as unrestricted securities or restricted securities, and, if issued as restricted securities, the rule or regulation promulgated under the Securities Act in reliance on which they will be sold;

•	any guarantees on the debt securities of the series, if different from the provisions set forth in the indenture;

•	the provisions, if any, relating to any security provided for the debt securities of the series;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the indenture;

•

whether the debt securities of the series will be convertible into or exchangeable for other debt securities, common shares or other securities of any kind of the Company or another obligor, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in addition to or in lieu of those described herein;

•

any and all additional, eliminated or changed terms that will apply to the debt securities of the series, including any terms that may be required by or advisable under U.S. laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder, or advisable in connection with the marketing of debt securities of that series; and

•	with regard to the debt securities of any series that do not bear interest, the dates for certain required reports to the trustee.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and with any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indenture that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indenture and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indenture and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Guarantees

Schlumberger Limited will fully and unconditionally guarantee the due and punctual payment of the principal of, and any premium and interest on, the debt securities, and all other amounts payable under the indenture when and as they become due and payable, whether at maturity, upon acceleration, by call for redemption, repayment or otherwise in accordance with the terms of the indenture. The debt securities will not be guaranteed by any of the Guarantor’s subsidiaries.

The Guarantor will:

•

agree that, if an event of default occurs under any of the debt securities, its obligations under the guarantees will be absolute and unconditional and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the indenture or any supplement thereto; and

•

waive its right to require the trustee or the holders of any of the debt securities to pursue or exhaust their legal or equitable remedies against the Company before exercising their rights under the guarantees.

Ranking of the Debt Securities and the Guarantee

The debt securities of any series will be:

•	senior unsecured obligations of the Company and will rank equally and ratably with all of Company’s other unsecured and unsubordinated indebtedness; and

•	guaranteed on a senior unsecured basis by the Guarantor, which Guarantee will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Guarantor.

Additional Amounts

All payments made by the Company under or with respect to its debt securities, or by the Guarantor with respect to the Guarantee, will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”) unless the withholding or deduction of such Taxes is then required by law or by interpretation or administration of law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which the Company (or a successor), or the Guarantor (or a successor), is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein (each, a “Relevant Tax Jurisdiction”) or (2) any jurisdiction from or through which payment is made by or on behalf of the Company, or the Guarantor (including the jurisdiction of any paying agent for the applicable debt securities) or any political subdivision thereof or therein (each, together with each Relevant Tax Jurisdiction, a “Tax Jurisdiction”) will at any time be required to be made from any payments made or deemed made by or on behalf of the Company under or with respect to its debt securities, as applicable, or the Guarantor under or with respect to the Guarantee, including payments of principal, redemption price, interest or premium, the Company or the Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each beneficial owner of the applicable debt securities after such withholding, deduction or imposition (including any such withholding, deduction or imposition from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)

any Taxes, to the extent such Taxes would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of such debt securities and the applicable Tax Jurisdiction (including, without limitation, being or having been a national, resident or citizen of, being or having been engaged in a trade or business in, being or having been physically present in, or having or having had a permanent establishment in, such jurisdiction for Tax purposes), other than the holding of such debt securities, the enforcement of rights under such debt securities or under the Guarantee or the receipt of any payments in respect of such debt securities or Guarantee;

(2)

any Taxes, to the extent such Taxes were imposed as a result of the presentation of such debt securities for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the applicable debt securities been presented on the last day of such 30 day period);

(3)	any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4)

any Tax imposed on or with respect to any payment by the Company or Guarantor to the holder if such holder is a fiduciary, partnership, limited liability company or other person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such debt securities;

(5)

any Taxes withheld, deducted or imposed on a payment to an individual that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive;

(6)

Taxes imposed on or with respect to a payment made to a holder of such debt securities who would have been able to avoid such withholding or deduction by presenting such debt securities (where presentation is required) to another paying agent;

(7)	any Taxes payable other than by deduction or withholding from payments under, or with respect to, such debt securities or the Guarantee;

(8)

any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of such debt securities to comply with any written request of the Company or the Guarantor addressed to the holder to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of the applicable Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the applicable Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in such Tax Jurisdiction), but in each case, only to the extent the holder or beneficial owner is legally entitled to provide such certification or documentation; or

(9)	any combination of items (1) through (8) above.

In addition to the foregoing, the Company and the Guarantor, as the case may be, will also pay and indemnify the holder for any present or future stamp, issue, registration, court or documentary

Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) which are levied by an applicable Tax Jurisdiction on the execution, delivery, issuance, or registration of its debt securities, or the related indenture, Guarantee or any other document or instrument referred to therein.

If the Company or the Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to its debt securities or the Guarantee, the Company or the Guarantor, as the case may be, will deliver to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises fewer than 45 days prior to that payment date, in which case the Company or Guarantor will notify the trustee promptly thereafter) an officer’s certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officer’s certificate(s) must also set forth any other information reasonably necessary to enable the paying agents to pay such Additional Amounts to holders on the relevant payment date. The trustee will be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary.

The Company or the Guarantor, as the case may be, will make all withholdings and deductions required by law in respect of its debt securities, and will remit the full amount deducted or withheld to the applicable Tax authority in accordance with applicable law. The Company or the Guarantor will use its reasonable efforts to obtain Tax receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld.

Upon reasonable written request, the Company or the Guarantor will furnish to the trustee (or to a holder or beneficial owner upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by the Company or Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments (reasonably satisfactory to the trustee) by such entity.

Whenever in the indenture or in this “Description of Debt Securities” there is mentioned, in any context, the payment of amounts based upon the principal amount of the debt securities or of principal, interest or of any other amount payable under, or with respect to, any of the debt securities or any Guarantee, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the indenture, any transfer by a holder or beneficial owner of its debt securities, and will apply, mutatis mutandis, to any jurisdiction in which any successor person to the Company or the Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which payment is made by or on behalf of such person on the applicable debt securities (or any Guarantee) and any political subdivision thereof or therein.

Optional Redemption

If specified in the applicable prospectus supplement, we may redeem the debt securities of any series, as a whole or in part, at our option on and after the dates and in accordance with the terms established for such series, if any, in the applicable prospectus supplement. If we redeem the debt securities of any series, we also must pay accrued and unpaid interest, if any, to the date of redemption on such debt securities (subject to the right of holders of such debt securities on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof).

Redemption Upon Changes in Tax Law

The Company or the Guarantor, as applicable, may redeem the debt securities (and the Guarantor may redeem any debt securities which it has guaranteed), in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of such debt securities (which notice will be irrevocable), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Company or the Guarantor, as applicable, for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of such debt securities on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of such debt securities, the Company or the Guarantor, as applicable, is or would be required to pay Additional Amounts, and the Company or Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, and the requirement arises as a result of:

(1)

any amendment to, or change in, or change in the enforcement or interpretation of, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction which change or amendment becomes effective on or after the date of original issuance of the relevant debt securities (the “Issue Date”) (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Issue Date, such later date), or

(2)

any amendment to, or change in, an official interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after Issue Date, such later date).

Neither the Company nor the Guarantor, as applicable, will give any such notice of redemption earlier than 90 days prior to the earliest date on which the Company or the Guarantor, as applicable, would be obligated to make such payment or withholding if a payment in respect of the applicable debt securities was then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to giving any notice of redemption of the debt securities of such series pursuant to the foregoing, the Company or the Guarantor, as applicable, will deliver to the trustee an opinion of independent tax counsel to the effect that there has been such amendment or change which would entitle the Company or the Guarantor to redeem such debt securities hereunder. In addition, before the Company or the Guarantor, as applicable, gives notice of redemption of such debt securities as described above, it will deliver to the trustee an officer’s certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by the Company or the Guarantor, as applicable, taking reasonable measures available to it.

The trustee will accept and will be entitled to rely on such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the debt securities of such series.

The foregoing will also apply to any jurisdiction in which any successor person to the Company or the Guarantor is incorporated or organized, or any jurisdiction from or through which payment is made by or on behalf of such person on the debt securities of such series (or any Guarantee) and any political subdivision thereof or therein.

Selection and Notice

If fewer than all of the debt securities of a series are to be redeemed at any time, the trustee will select the debt securities of such series in definitive, non-global form for redemption on a pro rata basis

(or, in the case of debt securities issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depository requirements.

No debt securities in principal amount of less than the minimum authorized denomination can be redeemed in part. Unless otherwise described in a prospectus supplement relating to any debt securities, notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each holder of debt securities of such series to be redeemed, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the debt securities of such series or a satisfaction and discharge of the indenture.

If any debt security is to be redeemed in part only, the notice of redemption that relates to that debt security will state the portion of the principal amount of that debt security that is to be redeemed. A new debt security in principal amount equal to the unredeemed portion of the original debt security will be issued in the name of the holder of the original debt security upon cancellation of the original debt security. Debt securities called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the debt securities or portions of the debt securities called for redemption unless the Company or the Guarantor defaults in payment of the redemption price.

The trustee will not be liable for selections made as contemplated in this section. Notices to holders of definitive non-global securities will be mailed to them at their registered addresses. For any debt securities which are represented by global securities held on behalf of the relevant Debt Depository (as defined below under “—Book-Entry, Delivery and Form”), notices may be given by delivery of the relevant notices to the relevant Debt Depository for communication to entitled account holders in substitution for the aforesaid mailing.

Reports

So long as any debt securities are outstanding, the Guarantor will file with the trustee, within 15 days after the Guarantor files with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Guarantor may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The Guarantor will be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure. The trustee will not have any obligation to determine if and when the Guarantor’s information is available on the SEC’s website. The Guarantor will either (i) provide the trustee with prompt written notification at such time as the Guarantor becomes or ceases to be a reporting company or (ii) continue to provide the trustee with the foregoing information. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including compliance by us or the Guarantor with any covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates). The indenture governing the debt securities will not obligate us to provide, and we do not intend to provide, holders of the debt securities with financial statements of the Company that are separate from the Guarantor’s.

Certain Covenants

Other than the restrictions on liens described below, the indenture and the debt securities will not contain any covenants or other provisions designed to protect holders of the debt securities in the event of a highly leveraged transaction. The indenture and the debt securities also do not contain provisions that give holders of the debt securities the right to require the Company or the Guarantor to repurchase any debt securities in the event of a decline in credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

Limitation on Liens

The Guarantor will not, and will not permit any of its subsidiaries to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed, secured by a mortgage on any restricted property, or on any shares of stock, ownership interests in, or indebtedness of a restricted subsidiary, without effectively providing concurrently with the incurrence, issuance, assumption or guarantee of such secured indebtedness that the debt securities (together with, if the Company or the Guarantor so determine, any of its other indebtedness or the indebtedness of any such restricted subsidiary then existing or thereafter created ranking on a parity with the debt securities or guarantees) will be secured equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured indebtedness (excluding any indebtedness secured by mortgages of the types referred to in clauses (1) through (10) below) would not exceed 20% of consolidated net worth as shown on the Guarantor’s most recent consolidated quarterly financial statements; provided, however, that these provisions will not apply to:

(1)	mortgages existing on the date of original issuance of any debt securities;

(2)

mortgages on property or assets of, or on any shares of stock, ownership interests in or indebtedness of, any person existing at the time such person becomes a subsidiary (including a restricted subsidiary) of the Company or the Guarantor;

(3)

mortgages on property or assets existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price or cost of construction, development, expansion or improvement thereof or to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the acquisition or completion of construction, development, expansion or improvement of such property or assets or its commencement of commercial operations for the purpose of financing all or any part of the purchase price or cost of construction, development, expansion or improvement thereof;

(4)	mortgages in favor of the Company, the Guarantor or any other subsidiary of the Guarantor;

(5)

the mortgage of any of the Guarantor’s property or assets or any property or assets of any of its restricted subsidiaries in favor of the United States of America, the Grand Duchy of Luxembourg or any other sovereign entity, or any state, province or other political subdivision thereof, or any entity, department, agency, instrumentality or comparable authority thereof, to secure partial, progress, advance or other payments pursuant to the provisions of any contract, statute, law, rule or regulation;

(6)	the mortgage of any property or assets to secure indebtedness of the pollution control, industrial revenue or other revenue bond type;

(7)

mortgages incurred or deposits made (including mortgages and deposits securing letters of credit or similar financial assurance) to secure the performance of or in connection with bids, tenders, statutory, governmental or private contractual or other obligations, surety, performance, completion, appeal or similar bonds, leases, return-of-money bonds and other obligations similar to any of the foregoing, in each case in the ordinary course of business;

(8)

mortgages arising by operation of law, including but not limited to mortgages for taxes, assessments or similar charges that are not yet due or the validity of which is being contested in good faith by appropriate proceedings;

(9)	mortgages created in connection with the acquisition of property or assets, or a project financed with, non-recourse debt; and

(10)

any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any mortgage referred to in the foregoing clauses, inclusive; provided, that such extension, renewal or replacement mortgage will be limited to all or a part of the same property or assets that secured the mortgage extended, renewed or replaced, plus improvements on such property or assets.

The foregoing covenant and certain other provisions of the indenture use the following defined terms.

“capital stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, but excluding from all of the foregoing any debt securities convertible into capital stock, whether or not such debt securities include any right of participation with capital stock.

“consolidated net worth” means the amount of total stockholders’ equity shown in the Guarantor’s most recent quarterly consolidated statement of financial position.

“mortgage” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“non-recourse debt” means indebtedness as to which (a) none of the Company, the Guarantor and its subsidiaries (x) provides credit support of any kind or (y) is directly or indirectly liable as a guarantor or otherwise and (b) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company, the Guarantor or any of its other subsidiaries.

“person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, joint stock company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“restricted property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any item of marine, transportation or construction equipment or other like depreciable assets of the Guarantor or any of its restricted subsidiaries, whether owned on or acquired after the Issue Date, unless, in the opinion of the board of directors of the Guarantor, such plant or facility or other asset is not of material importance to the total business conducted by the Guarantor and its restricted subsidiaries taken as a whole.

“restricted subsidiary” means any subsidiary of the Guarantor which owns a restricted property.

“subsidiary” means, with respect to any specified person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person (or a combination thereof); and (b) any partnership or limited liability company of which (x) more than

50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such person or any subsidiary of such person is a controlling general partner or otherwise controls such entity.

Consolidation, Merger and Sale of Assets

Neither the Company nor the Guarantor may consolidate with or merge into any other person or transfer or lease all or substantially all of its assets to any person unless any successor or purchaser (if the Company or the Guarantor, as applicable, is not the surviving entity) expressly assumes its obligations under the debt securities by an indenture supplemental to the indenture to which the Company or the Guarantor is a party, and immediately after which, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing. An officer’s certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.

Assumption by a Subsidiary

Any subsidiary of the Guarantor may, at its option, assume the obligations of the Company under the indenture and the debt securities, provided that:

(a)	such subsidiary expressly assumes such obligations in an assumption agreement or supplemental indenture duly executed and delivered to the trustee, and

(b)

immediately after giving effect to such assumption, no event of default and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.

Upon any such assumption, the person so assuming the Company’s obligations under the indenture and the debt securities will succeed to, and be substituted for, and may exercise any right and power of, the Company under such debt securities and the indenture with the same effect as if such person had been the issuer thereof, and the Company will be released from its liability as obligor under such debt securities. An officer’s certificate and an opinion of counsel will be delivered to the trustee, which will serve as conclusive evidence of compliance with these provisions.

An assumption of the Company’s obligations as the issuer of the debt securities by a subsidiary of the Guarantor may be treated for U.S. federal income tax purposes as a taxable exchange of the Company’s debt securities for new debt securities issued by such subsidiary of the Guarantor. In that event, beneficial owners of such debt securities may recognize taxable gain for U.S. federal income tax purposes, as well as other possible adverse tax consequences. Beneficial owners of debt securities who are U.S. persons for U.S. federal income tax purposes should consult their tax advisors regarding the U.S. federal, state and local income tax consequences of an assumption of the Company’s obligations as issuer of debt securities by a subsidiary of the Guarantor.

Events of Default

The following are “Events of Default” with respect to debt securities of a particular series, except to the extent provided in the officer’s certificate, supplemental indenture or resolution of the board of directors pursuant to which a series of debt securities is issued:

•	the Company’s failure to pay any interest on any of the debt securities of such series within 30 days after such interest becomes due and payable;

•	the Company’s failure to pay principal on any of the debt securities of such series at maturity, or if applicable, the redemption price, when the same become due and payable;

•

the Company’s failure to pay any sinking fund installment as and when the same becomes due and payable by the terms of the debt securities of such series, and continuance of such default for a period of 30 days;

•

the Company’s failure to comply with any of its covenants or agreements in any of the debt securities of such series or the indenture (other than an agreement or covenant that the Company has included in the indenture solely for the benefit of another series of debt securities that does not constitute part of the Company’s debt securities of such series) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities of such series of debt securities;

•

except as permitted by the indenture, the Guarantee of such series of the Company’s debt securities is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Guarantor, or any authorized person acting on behalf of the Guarantor, denies or disaffirms the Guarantor’s obligations under its Guarantee; and

•	certain events involving bankruptcy, insolvency or reorganization of the Company or the Guarantor.

A default under one series of debt securities issued under the indenture will not necessarily be a default under another series of debt securities under the indenture. The trustee may withhold notice to the holders of the debt securities issued under the indenture of any default or event of default (except in any payment on the debt securities of such series) if the trustee considers it in the interest of the holders of the debt securities of that series to do so.

If an event of default for a series of the Company’s debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may require the Company to pay immediately the principal amount plus accrued and unpaid interest on such debt securities of that series. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs with respect to the Company (or with respect to the Guarantor), the principal amount plus accrued and unpaid interest on the Company’s debt securities of that series (or in the case of the Guarantor, all debt securities) will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of such outstanding debt securities of such series may in some cases rescind this accelerated payment requirement.

A holder of debt securities of any series may pursue any remedy under the indenture applicable to the debt securities of that series only if:

•	the holder gives the trustee written notice of a continuing event of default for such debt securities;

•	the holders of at least 25% in principal amount of the debt securities of such series then outstanding make a written request to the trustee to pursue the remedy;

•	the holder furnishes to the trustee indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of notice and furnishing of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the outstanding debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of any holder to sue for enforcement of any overdue payment with respect to the debt securities of such series.

In most cases, holders of a majority in principal amount of the outstanding debt securities of any series issued by the Company (or of all outstanding debt securities affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of such series; and

•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default with respect to the debt securities of such series.

The indenture requires the Company to file with the trustee each year a written statement as to its compliance with the covenants contained in the indenture.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the debt securities of any series or Guarantee may be amended or supplemented, and waivers may be obtained, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, debt securities of such series), and any existing default or Event of Default (other than a default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, debt securities of such series, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the debt securities of such series or Guarantee may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of such series (including, without limitation, additional debt securities of such series, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of debt securities of, such series).

Without the consent of each holder of outstanding debt securities of any series, an amendment, supplement or waiver may not (with respect to any debt securities held by a non-consenting holder):

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt securities of such series;

•	reduce the principal or change the stated maturity of any debt securities of such series;

•	reduce any premium payable on the redemption of any debt security of such series or change the time at which any debt security of such series may or must be redeemed;

•	change any obligation to pay Additional Amounts on the debt securities of such series;

•	make payments on any debt security of such series payable in currency other than as originally stated in such debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security of such series;

•

make any change in the percentage of principal amount of the debt securities of such series necessary to waive compliance with certain provisions of the indenture the debt securities of such series were issued under or to make any change in this provision for modification; or

•	waive a continuing default or Event of Default regarding any payment on the debt securities.

Notwithstanding the preceding, without the consent of any holder of debt securities of any series, the Company, the Guarantor and the trustee may amend or supplement the indenture, the applicable debt securities of any series or the Guarantee in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of the Company’s or the Guarantor’s obligations under the indenture, and such series of debt securities or the Guarantee, as applicable, by a successor upon any merger, consolidation or asset transfer in accordance with the requirements under “—Consolidation, Merger and Sale of Assets” or to provide for the assumption of the Company’s obligations under the indenture by a subsidiary of the Guarantor in accordance with the requirements under “—Assumption by a Subsidiary” above;

•	to provide for uncertificated debt securities of any series in addition to or in place of certificated debt securities;

•	to provide any security for or guarantees of the debt securities or for the addition of an additional obligor on the debt securities;

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act, if applicable;

•	to add covenants that would benefit the holders of any outstanding series of debt securities or to surrender any rights the Company has under the indenture;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination will not become effective with respect to any outstanding debt security of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities;

•

to issue additional debt securities of any series; provided that such additional debt securities have the same terms as, and be deemed part of the same series as, the applicable series of debt securities to the extent required under the indenture;

•

to evidence and provide for the acceptance and appointment of a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as are necessary to provide for or facilitate the administration of the trust by more than one trustee;

•	to add additional Events of Default with respect to any series of debt securities; and

•	to make any change that does not adversely affect any of its outstanding debt securities of such series in any material respect.

No Personal Liability of Directors, Officers, Employees, Stockholders and Certain Others

No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or the Guarantor, as such, will have any liability for any obligations of the Company or the Guarantor under the applicable debt securities, indenture or Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance

The term defeasance means the discharge of the Company from some or all of its obligations under the indenture. If the Company deposits with the trustee funds or government obligations (as defined in the indenture) sufficient to make payments on any particular series of debt securities on the dates those payments are due and payable, then, at the Company’s option, either of the following will occur:

•	it will be discharged from its obligations with respect to the debt securities of such series, except as described in the paragraph immediately below (“legal defeasance”); or

•

it will no longer have any obligation to comply with the restrictive covenants under the indenture with respect to the debt securities of such series, and the related Events of Default will no longer apply to the Company (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we defease any series of debt securities, the holders of the defeased debt securities will not be entitled to the benefits of the indenture under which such debt securities were issued, except for the Company’s obligations to register the transfer or exchange of debt securities of such series, replace stolen, lost or mutilated debt securities, pay Additional Amounts, maintain paying agencies and hold moneys for payment in trust and to compensate and indemnify the trustee. In the case of covenant defeasance, the Company’s obligation to pay principal, premium and interest on the debt securities of such series will also survive.

In addition to the other requirements, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the beneficial owners of the debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If the Company elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service addressed to the Company or trustee or a change in law to that effect.

Concerning the Trustee

The Bank of New York Mellon is trustee under the indenture. The trustee performs services for the Guarantor and its subsidiaries in the ordinary course of business.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities issued under the indenture only after those holders have furnished the trustee indemnity reasonably satisfactory to it.

If the trustee becomes a creditor of the Company, it will be subject to limitations in the indenture to which the Company is a party on its rights to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate such conflict, resign or obtain an order from the SEC permitting it to remain as trustee.

Paying Agent and Registrar for the Debt Securities

We will maintain one or more paying agents (each, a “Paying Agent”) for any debt securities we issue in the Borough of Manhattan, City of New York. We will also maintain a Paying Agent in a member state of the European Union that is not obligated to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC or any other directive implementing the conclusions of the

ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income, or any law implementing, or complying with or introduced in order to conform to, such directive. Upon written notice to the trustee accompanied by an officer’s certificate, we may appoint one or more paying agents, other than the trustee, for all or any series of such debt securities. If we fail to appoint or maintain another entity as Paying Agent, the trustee will act as such. The Company, the Guarantor or any of the Guarantor’s subsidiaries, upon notice to the trustee, may act as paying agent.

We will also maintain one or more registrars (each, a “Registrar”) with an office in the Borough of Manhattan, City of New York. Upon written notice to the trustee accompanied by an officer’s certificate, we may appoint one or more registrars, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as registrar, the trustee will act as such. The Company, the Guarantor or any of the Guarantor’s subsidiaries, upon notice to the trustee, may act as registrar.

We will also maintain a transfer agent with an office in the Borough of Manhattan, City of New York. Each transfer agent will perform the functions of a transfer agent. Upon written notice to the trustee accompanied by an officer’s certificate, we may appoint one or more transfer agents, other than the trustee, for all or any series of debt securities. If we fail to appoint or maintain another entity as transfer agent, the trustee will act as such. The Company, the Guarantor or any of the Guarantor’s subsidiaries, upon notice to the trustee, may act as transfer agent.

The Registrar will maintain a register reflecting ownership of debt securities outstanding from time to time and the Paying Agent will make payments on and facilitate transfer of debt securities on our behalf.

We may change any Paying Agents, Registrars or transfer agents without prior notice to the holders of debt securities.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository (a “Debt Depository”) identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in authorized denominations and will be issued in registered form only, without coupons.

We anticipate that the Debt Depository for the debt securities will be, and any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC.

Investors may elect to hold their interests in the global securities in DTC (in the United States) through its direct and indirect participants, including Euroclear Bank SA/NV, or “Euroclear”, and Clearstream Banking S.A., or “Clearstream.” Investors may hold their interests in the global securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold these interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities will be held in authorized denominations. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as Debt Depository for that global security and we do not appoint a successor Debt Depository within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered or in good standing under the Exchange Act, or other applicable statute or regulation and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency; or

•	we determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of such decision in writing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all debt securities represented by a global security to a Paying Agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the debt securities represented by a global security for all purposes under the indenture. Accordingly, we, the Guarantor, the trustee, any Paying Agent, Registrar or transfer agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security; or

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by that global security for all purposes of the debt securities. Except as set forth above, owners of beneficial interests in the debt securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered owners or holders of debt securities under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of debt securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their debt securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the debt securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but none of us, the trustee or any of our respective agents takes any responsibility for the accuracy thereof.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream

Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the U.S., Clearstream Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an indirect participant in DTC.

Distributions with respect to debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through Euroclear, or the Euroclear Operator, a bank incorporated under the laws of the Kingdom of Belgium, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator advises us that it is regulated and examined by the Belgian banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, herein the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the debt securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

If the debt securities are cleared only through Euroclear and Clearstream (and not DTC), you will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices, and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers, and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, U.S. investors who wish to exercise rights that expire on a particular day may need to act before the expiration date.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. None of the Company, the Guarantor, the trustee, the Registrar, any Paying Agent or any transfer agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Plan of Distribution

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers;

•	through a combination of any of these methods of sale; or

•	through any other methods described in a prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Underwriters and agents may be entitled under agreements entered into with the Company or the Guarantor, if applicable, to indemnification by the Company or the Guarantor, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for the Company, the Guarantor and our affiliates in the ordinary course of business.

Validity of the Securities

The validity of the debt securities and guarantees offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain matters of Luxembourg law will be passed upon by Loyens & Loeff Luxembourg SARL, Luxembourg, Grand Duchy of Luxembourg; and certain matters of Curaçao will be passed upon by STvB Advocaten (Europe) N.V., Amsterdam, The Netherlands.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Schlumberger Investment S.A.

$500,000,000 4.500% Senior Notes due 2028

$500,000,000 4.850% Senior Notes due 2033

Fully and unconditionally guaranteed by

Schlumberger Limited

PROSPECTUS SUPPLEMENT

May 8, 2023

Joint Book-Running Managers

BofA Securities	Deutsche Bank Securities	MUFG

BBVA	BNP PARIBAS	J.P. Morgan	SOCIETE GENERALE

Co-Managers

HSBC	Natixis	Standard Chartered Bank	UniCredit Capital Markets